EXECUTION COPY
TERM LOAN AGREEMENT
Dated as of July 1, 2025

among
HARLEY-DAVIDSON, INC., as the Borrower,
HARLEY-DAVIDSON FINANCIAL SERVICES, INC.
HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC. and
HARLEY-DAVIDSON CREDIT CORP.,
as Guarantors,
THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

______________________________________________________________________________ JPMORGAN CHASE BANK, N.A., as Sole Lead Arranger and JPMORGAN CHASE BANK, N.A., as Sole Bookrunner

|US-DOCS\160481917.5||

TABLE OF CONTENTS
Page
1.1    Certain Defined Terms    1
ARTICLE II THE CREDITS    29
2.1    Term Loans    29
2.2    [Intentionally Omitted]    30
2.3    Payments of Loans    30
2.4    Reduction of Term Loan Commitments    32
2.5    Method of Borrowing Advances    33
2.6    Method of Selecting Types and Interest Periods; Determination of Applicable Margins    33
2.7    Minimum Amount of Each Term Loan Advance    36
2.8    Method of Selecting Types and Interest Periods for Conversion and Continuation of Term Loan Advances    36
2.9    [Intentionally Omitted]    37
2.10    [Intentionally Omitted]    37
2.11    Default Rate    37
2.12    Method of Payment    37
2.13    Notes, Telephonic Notices    37
2.14    Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Loan Accounts    38
2.15    Notification of Advances, Interest Rates, Prepayments and Aggregate Term Loan Commitment Reductions    39
2.16    Lending Installations    39
2.17    Non-Receipt of Funds by the Administrative Agent    39
2.18    Termination Date    40
2.19    Judgment Currency    40
ARTICLE III CHANGE IN CIRCUMSTANCES    40
3.1    Yield Protection    40
3.2    Changes in Capital Adequacy Regulations    41
3.3    Availability of Types of Advances    42
3.4    Funding Indemnification    44
3.5    Taxes    44
3.6    Mitigation; Lender Statements; Survival of Indemnity    47
3.7    [Intentionally Omitted]    47
3.8    Replacement of Affected Lenders    47
3.9    Removal of Lenders    48
    i

ARTICLE IV CONDITIONS PRECEDENT    49
4.1    Closing Date    49
4.2    Term Loan Funding Date    49
ARTICLE V REPRESENTATIONS AND WARRANTIES    50
5.1    Representations and Warranties    50
ARTICLE VI COVENANTS    51
6.1    Affirmative Covenants    51
6.2    Negative Covenants    54
6.3    Financial Covenants    59
ARTICLE VII DEFAULTS    60
7.1    Defaults    60
ARTICLE VIII ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES    62
8.1    Remedies    62
8.2    Defaulting Lender    63
8.3    Amendments    64
8.4    Preservation of Rights    66
ARTICLE IX GENERAL PROVISIONS    66
9.1    Survival of Representations    66
9.2    Governmental Regulation    66
9.3    Headings    66
9.4    Entire Agreement    66
9.5    Several Obligations; Benefits of this Agreement    66
9.6    Expenses; Indemnification    67
9.7    Numbers of Documents    68
9.8    Accounting    68
9.9    Severability of Provisions    69
9.10    Nonliability of Lenders    69
9.11    CHOICE OF LAW AND SUBMISSION TO JURISDICTION    69
9.12    WAIVER OF JURY TRIAL    70
9.13    No Strict Construction    70
9.14    USA PATRIOT ACT    70
9.15    Service of Process    70
9.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    70
9.17    Certain Calculations    71

9.18    Interest Rates; Benchmark Notification    71
9.19    Acknowledgement Regarding Any Supported QFCs    71
9.20    Divisions    72
ARTICLE X THE ADMINISTRATIVE AGENT    72
10.1    Appointment; Nature of Relationship    72
10.2    Powers    73
10.3    General Immunity    73
10.4    No Responsibility for Loans, Creditworthiness, Recitals, Etc.    73
10.5    Action on Instructions of Lenders    73
10.6    Employment of the Administrative Agent and Counsel    74
10.7    Reliance on Documents; Counsel    74
10.8    The Administrative Agent’s Reimbursement and Indemnification    74
10.9    Rights as a Lender    74
10.10    Lender Credit Decision    74
10.11    Successor Administrative Agent    75
10.12    Agents, Arrangers, Bookrunners, etc.    75
10.13    Certain ERISA Matters    75
10.14    Erroneous Payments.    77
ARTICLE XI SETOFF; RATABLE PAYMENTS    78
11.1    Setoff    78
11.2    Ratable Payments    78
ARTICLE XII GUARANTEE    78
ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    81
13.1    Successors and Assigns    81
13.2    Participations    81
13.3    Assignments    82
13.4    Confidentiality    85
13.5    Dissemination of Information    86
13.6    Non-Use of HDFS’ Licensed Marks    86
ARTICLE XIV NOTICES    87
14.1    Giving Notice    87
14.2    Change of Address    90
ARTICLE XV COUNTERPARTS    90
15.1    Counterparts; Effectiveness; Electronic Execution    90

EXHIBITS AND SCHEDULES
Exhibits
EXHIBIT A    --    Term Loan Commitments
(Definitions)
EXHIBIT B    --    Form of Term Loan Note
(Definitions)
EXHIBIT C    --    Form of Assignment Agreement
(§ 13.3)
EXHIBIT D    --    List of Closing Documents
(§ 4.1)

    v

Schedules
Schedule I    --    Funding Protocols re: Term Loans (Definitions, § 2.6)
Schedule II    --    Intercompany Subordination Terms (Definitions)
Schedule 6.2.2(c)    --    Liens (§ 6.2.2(c))
Schedule 6.2.4(b)    --    Indebtedness (§ 6.2.4(b))

TERM LOAN AGREEMENT
This Term Loan Agreement dated as of July 1, 2025 is entered into among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Financial Services, Inc., a Delaware corporation, Harley-Davidson Financial Services International, Inc., a Delaware corporation, Harley-Davidson Credit Corp., a Nevada corporation, the institutions from time to time a party hereto as Lenders, whether by execution of this Agreement or an assignment and assumption pursuant to Section 13.3, and JPMorgan Chase Bank, N.A., as the Administrative Agent.
In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I DEFINITIONS
1.1Certain Defined Terms. In addition to the terms defined in other sections of this Agreement, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:
As used in this Agreement:
“Acquisition” means any transaction or series of related transactions (excluding any transaction solely among Harley and/or one or more persons that are already Subsidiaries) that result, directly or indirectly, in (a) the acquisition by Harley or any Subsidiary of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that Harley or a Subsidiary is the ultimate surviving entity.
“Acquisition Indebtedness” means any Indebtedness of Harley or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing Indebtedness of Harley, any of its Subsidiaries or the person(s) or assets to be acquired); provided that (a) the release of the proceeds thereof to Harley and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held in escrow (and, if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of Harley and its Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits or requires such Indebtedness to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such Indebtedness (and if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such Indebtedness, such Indebtedness is so redeemed or prepaid within 90 days of such termination or such specified date, as the case may be).
“Act” is defined in Section 9.14 hereof.
“Additional Negative Covenant Period” means that, as of any date of determination, any two or more of the following clauses are in effect: (i) the Borrower has a Moody’s Rating that is lower than Baa3 or Moody’s no longer rates the Borrower, (ii) the Borrower has an S&P Rating that is lower than BBB- or S&P no longer rates the Borrower or (iii) the Borrower has a Fitch Rating that is lower than BBB- or Fitch no longer rates the Borrower, in each case as of such date. For the avoidance of doubt, notwithstanding any provision of this Agreement to the contrary, Liens granted, Indebtedness incurred or committed, and Restricted Payments made, declared, committed or publicly announced prior to the imposition of any Additional Negative Covenant Period shall be grandfathered, shall not result in an Unmatured Default or a Default, and shall not be required to be released, repaid or recaptured.
“Adjusted Daily Simple RFR” means an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that, if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Rate Advance for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (including any office, branch or affiliate of JPMorgan Chase Bank, N.A.) in its capacity as contractual representative for itself and the Lenders pursuant to Article X hereof and any successor Administrative Agent appointed pursuant to Article X hereof.
“Advance” means a Term Loan Advance.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, membership, ownership or other equity interests, by contract or otherwise.
“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Term Lenders, as reduced from time to time pursuant to the terms hereof. The Aggregate Term Loan Commitment on the Closing Date is $450,000,000.
“Agreement” means this Term Loan Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means, subject to Section 9.8, generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used by Harley in its preparation of its audited financial statements for the year ended December 31, 2024 (except for changes to such application as are concurred on by Harley’s independent public accountants); provided that, if Harley notifies the Administrative Agent that Harley wishes to amend Section 6.3 to eliminate the effect of any change in Agreement Accounting Principles (or in the application thereof) on the operation of such covenant (or if the Administrative Agent notifies Harley that the Required Lenders wish to amend Section 6.3 for such purpose), then Harley’s compliance with such section shall be determined on the basis of Agreement Accounting Principles as in effect without giving effect to the relevant change in Agreement Accounting Principles (or in the application thereof), until either such notice is withdrawn or such Section is amended in a manner satisfactory to Harley and the Required Lenders.
“Alternate Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the NYFRB Rate in effect on such day; and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.3(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.
“Ancillary Document” is defined in Section 15.1 hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” is defined in Section 2.6(b) hereof.
“Applicable Parties” is defined in Section 14.1(e)(iii) hereof.
“Applicable Ticking Fee Rate” is defined in Section 2.6(b) hereof.
“Approved Borrower Portal” is defined in Section 14.1(f)(i) hereof.
“Approved Electronic Platform” is defined in Section 14.1(e)(i) hereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means JPMorgan Chase Bank, N.A.
“Asset Sale” means the sale or other disposition by the Borrower or any of its Subsidiaries of any property or assets of the Borrower or any of its Subsidiaries, excluding cash and cash equivalents, dispositions of inventory and other assets in the ordinary course of business, dispositions of used, obsolete, worn-out and/or surplus assets in the ordinary course of business and dispositions among the Borrower and/or one or more of its Subsidiaries.
“Authorized Officer” means any of the chief executive officer, chief financial officer, any vice president, controller, treasurer or any other officer of the Borrower from time to time designated by an Authorized Officer in writing to the Administrative Agent as an Authorized Officer, acting singly.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.3.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bail-In Lender” is defined in Section 3.9 hereof.
“Bankruptcy Code” is defined in Article XII hereof.
“Base Rate Advance” means a Term Loan Advance which bears interest at the Alternate Base Rate.
“Base Rate Loan” means a Term Loan, or portion thereof, which in each case bears interest at the Alternate Base Rate.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the applicable Relevant Rate or (ii) Term Benchmark Rate Loan, the applicable Relevant Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.3.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Adjusted Daily Simple RFR for RFR Advances; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Harley as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States; and (b) the related Benchmark Replacement Adjustment;
provided that if the Benchmark Replacement as determined pursuant to clause (1) or clause (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and Harley for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent, in consultation with Harley, decides in its reasonable good faith discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable good faith discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable good faith discretion that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent, in consultation with Harley, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely as of a specific date; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Harley-Davidson, Inc., a Wisconsin corporation.
“Borrower Communications” means, collectively, any Borrowing Notice, Conversion/Continuation Notice, notice of prepayment or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
“Borrowing Date” means a date on which an Advance or a Loan is made hereunder.
“Borrowing Notice” means a Term Loan Advance Borrowing Notice.
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are generally open for commercial banking business in New York City or Chicago; provided that in addition to the foregoing, a Business Day shall be (i) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (ii) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in Dollars, any such day that is an RFR Business Day.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized as a finance lease on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means, subject to Section 9.8, the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Change” is defined in Section 3.2 hereof.
“Change of Control” means any transaction or event as a result of which: (a) (i) any Person or two or more Persons acting in concert (other than any Related Person) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Harley (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of Harley; or (ii) during any period of up to 12 consecutive calendar months, commencing after the Closing Date, individuals who at the beginning of such 12-month period were directors of Harley shall cease for any reason to constitute a majority of the board of directors of Harley (except to the extent that individuals who, at the beginning of such 12-month period, were directors of Harley were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of Harley or (y) nominated for election by a majority of the remaining members of the board of directors of Harley and thereafter elected as directors by the shareholders of Harley or (z) approved or appointed by a majority of the remaining members of the board of directors of Harley) or (b) in each case other than as a result of a transaction permitted under Section 6.2.3, (i) Harley, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, in the aggregate, at least fifty-one percent (51%) of the issued and outstanding class or classes of Voting Stock of HDFS (such percentage measured by voting power rather than number of shares) or (ii)

HDFS, directly or through one or more Subsidiaries, shall cease to own of record and beneficially, with sole voting power, all of the issued and outstanding Voting Stock of HDCC.
“Closing Date” means July 1, 2025.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Combination” is defined in Section 2.4(a)(ii) hereof.
“Combined Lender” is defined in Section 2.4(a)(ii) hereof.
“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to Section 14.1(e), including through an Approved Electronic Platform.
“Company” means the Borrower or any Guarantor, individually, and “Companies” means each of the Borrower and Guarantors, collectively.
“Consolidated” refers to the consolidation of accounts (or Subsidiaries, as applicable) in accordance with Agreement Accounting Principles.
“Consolidated Equity” is defined in Section 6.3(A) hereof.
“Consolidated Finco Debt” is defined in Section 6.3(A) hereof.
“Consolidated Net Income” of any Person for any period means the Consolidated net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.
“Consolidated Net Worth” of any Person means such Person’s Consolidated shareholders’ equity, as shall be determined in accordance with Agreement Accounting Principles.
“Consolidated Opco Debt” is defined in Section 6.3(A) hereof.
“Consolidated Shareholders’ Equity” is defined in Section 6.3(A) hereof.
“Consolidated Total Assets” means, as of the date of any determination thereof, the Consolidated total assets of Harley and its Subsidiaries as of such date, as shall be determined in accordance with Agreement Accounting Principles.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. It is understood and agreed that the amount of liability in respect of any Contingent Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation exists and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such Person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by Harley in good faith.
“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
“Conversion/Continuation Notice” is defined in Section 2.8(D) hereof.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 9.19.
“Credit Party” means any Lender or the Administrative Agent, individually, and “Credit Parties” means each of the Lenders and the Administrative Agent, collectively.
“Cure Loan” is defined in Section 8.2 hereof.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m., New York City time, on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means an event described in Article VII hereof.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) within three (3) Business Days of the date required to be funded or paid failed to (i) fund its Pro Rata Share of any Advance or Loan or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) notified any Company, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after written request by the Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment and/or (f) become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a Governmental Authority or an instrumentality thereof.
“Disqualified Institutions” means (a)(i) those Persons that are reasonably determined by Harley to be (A) a competitor of any of the Companies or any of their Subsidiaries or (B) a Person that is, or is owned or controlled by, a participant in the transportation industry and/or a credit union in the business of providing commercial and/or consumer financing for the purchase of products of a type sold by one or more of the Companies and/or their Affiliates (the entities in this clause (B) being referred to as “transportation industry entities”), and (ii) those banks, financial institutions and other institutional lenders that, in the case of each of the foregoing clauses (a)(i) and (a)(ii), have been specifically identified by Harley to the Administrative Agent and the Lenders in writing prior to the Closing Date; provided that, Harley, by notice to the Administrative Agent and the Lenders after the Closing Date, shall be permitted to supplement from time to time in writing by name the list of Persons that are Disqualified Institutions to the extent that the Persons added by such supplements are competitors of the Companies or are transportation industry entities, and each such supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent and the Lenders (including through an Approved Electronic Platform), but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans) in accordance with this Agreement and (b) any Affiliate of a Person described in the immediately preceding clause (a), to the extent such Affiliate (i) is clearly identifiable as an affiliate of the applicable competitor, transportation industry entity, bank, financial institution or institutional lender solely by similarity of such Affiliate’s name and (ii) is not a bona fide debt investment fund that is an Affiliate of the applicable competitor, transportation industry entity, bank, financial institution or institutional lender. It is understood and agreed that (i) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution and (ii) Harley’s failure to deliver such list (or supplement thereto) in accordance with Section 14.1 shall render such list (or supplement thereto) not received and not effective.
“Dollar” and “$” means dollars in the lawful currency of the United States of America.
“DQ List” is defined in Section 13.3(D)(iv) hereof.
“Earnouts” means any “earnouts” or similar obligations accrued in connection with any acquisition determined in accordance with generally accepted accounting principles.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Harley’s controlled group, or under common control with Harley, within the meaning of Section 414 of the Code.
“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Harley or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Harley or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, (a) taxes imposed on (or measured by) its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located and (b) withholding taxes imposed under FATCA.
“Exemption Certificate” is defined in Section 3.5(iv) hereof.
“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time) dated as of April 12, 2024 entered into among Harley-Davidson, Inc., Harley-Davidson Financial Services, Inc., Harley-Davidson Financial Services Canada, Inc., Harley-Davidson Financial Services International, Inc., Harley-Davidson Credit Corp., the institutions from time to time a party thereto as lenders and JPMorgan Chase Bank, N.A., as the global administrative agent thereunder.
“Existing 5-Year Credit Agreement” means that certain Third Amended and Restated 5-Year Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time) dated as of April 12, 2024 entered into among Harley-Davidson, Inc., Harley-Davidson Financial Services, Inc., Harley-Davidson Financial Services Canada, Inc., Harley-Davidson Financial Services International, Inc., Harley-Davidson Credit Corp., the institutions from time to time a party thereto as lenders and JPMorgan Chase Bank, N.A., as the global administrative agent thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Fee Letters” means (i) that certain Arranger’s Fee Letter, dated as of June 5, 2025, between the Borrower and JPMorgan Chase Bank, N.A. and (ii) that certain Administrative Agent’s Fee Letter, dated as of June 5, 2025, between the Borrower and JPMorgan Chase Bank, N.A.
“Finance Receivables” means dealer wholesale receivables, retail installment contracts, promissory notes, retail leases, charge accounts or other receivables, chattel paper or other similar financial assets originated, acquired or serviced in the ordinary course of business by any of the Companies or their Subsidiaries and shall include all related collateral and assets and any retained assets in respect of any of the foregoing.
“Finance Receivables Subsidiary” means a special purpose, bankruptcy remote corporation, partnership, limited liability company or trust which is wholly-owned, directly or indirectly, by any one or more of the Companies, and which is formed for the sole and exclusive purpose of (i) purchasing or otherwise acquiring Finance Receivables from one or more of the Companies or their respective Subsidiaries, (ii) financing such purchases or otherwise facilitating a Permitted Finance Receivables Securitization and (iii) conducting activities related thereto.
“Finco” means HDFS and HDCC.
“Finco Guarantor” means any of HDCC or HDFSI and “Finco Guarantors” means each of HDCC and HDFSI and in each such case their respective successors and permitted assigns.
“Finco Leverage Ratio” is defined in Section 6.3(A) hereof.
“Fitch” is defined in Section 2.6(b) hereof.
“Fixed Rate Advance” means a Term Benchmark Rate Advance.
“Fixed Rate Loan” means a Term Benchmark Rate Loan.
“Floating Rate” means the Alternate Base Rate.
“Floating Rate Advance” means a Base Rate Advance.
“Floating Rate Loan” means a Term Loan, or portion thereof, in each case which bears interest at the Alternate Base Rate, plus the Applicable Margin (if any).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple RFR, as

applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple RFR shall be zero.
“Governmental Authority” means any nation or government, any monetary authority, any federal, state, provincial, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” is defined in Article XII hereof.
“Guarantor” means HDFS and each of the Finco Guarantors and in each such case their respective successors and permitted assigns.
“Harley” means Harley-Davidson, Inc., a Wisconsin corporation, and its successors and assigns.
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“HDCC” means Harley-Davidson Credit Corp., a Nevada corporation, and its successors and permitted assigns.
“HDFS” means Harley-Davidson Financial Services, Inc., a Delaware corporation, and its successors and permitted assigns.
“HDFSI” means Harley-Davidson Financial Services International, Inc., a Delaware corporation, and its successors and permitted assigns.
“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
“Indebtedness” of any Person means, without duplication, (a) the principal of all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) the principal of all obligations of such Person evidenced by bonds, notes, acceptances, debentures or other instruments or letters of credit (other than obligations in respect of (x) trade letters of credit and (y) standby letters of credit (excluding any standby letter of credit (1) supporting Indebtedness of any Person or (2) obtained for any purpose not in the ordinary course of business)) (or reimbursement obligations with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capitalized Leases) or services, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles (except that any such balance that constitutes a trade payable and/or an accrued liability arising in the ordinary course of business shall not be considered Indebtedness), (c) the net capitalized amount of all Capitalized Lease Obligations of such Person, (d) Indebtedness, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (excluding in any event obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles), (e) Contingent Obligations of such Person in respect of Indebtedness of others and (f) net Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all uncontingent obligations as described above and the liability with respect to any such Contingent Obligations at such date as calculated in accordance with the definition of “Contingent Obligation” and (ii) in the case of Indebtedness of others secured by a Lien to which the Property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured (provided that if such Person has not assumed or become liable for the payment of such Indebtedness, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the Property subject to such Indebtedness). Notwithstanding the foregoing, Indebtedness shall exclude (i) obligations in respect of Permitted Finance Receivables Securitizations to the extent such obligations would not appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles, (ii) all intercompany indebtedness, obligations and Contingent Obligations, all to the extent owing by and among one or more of the Companies and their Subsidiaries, (iii) all obligations under the Support Agreement or other support agreements among one or more of the Companies, (iv) purchase price adjustments, Earnouts, holdbacks and deferred payments of a similar nature in connection with an acquisition (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), (v) any Indebtedness that has been defeased, discharged and/or redeemed, provided that funds in an amount equal to all such Indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance, discharge and/or redemption) have been irrevocably deposited with a trustee for the benefit of the relevant holders of such Indebtedness, (vi) interest, fees, make-whole amounts, premiums, charges or expenses, if any, relating to the principal amount of Indebtedness and (vii) deposit liabilities of any Subsidiary that is a federally- or state-chartered bank or thrift institution. The amount of Indebtedness of Harley and any Subsidiary hereunder shall be calculated without duplication of guaranty obligations of Harley or any Subsidiary in respect thereof.
“Indemnified Matters” is defined in Section 9.6(B) hereof.
“Indemnitees” is defined in Section 9.6(B) hereof.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) Harley, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Institution.
“Information Memorandum” means the Confidential Information Memorandum dated June 2025 relating to the Borrower and the Transactions.
“Interest Period” means, with respect to a Term Benchmark Rate Loan, a period of one (1), three (3) or six (6) months (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Term Loan Commitment for Dollars) commencing on a Business Day selected by the Borrower pursuant to this Agreement. For Term Benchmark Rate Loans, such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one (1), three (3) or six (6) months thereafter; provided, however, that if there is no such numerically corresponding day in such next, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day. No tenor that has been removed from this definition (and not reinstated) pursuant to Section 3.3(e) shall be available for specification in a Borrowing Notice or Conversion/Continuation Notice.
“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” is defined in Section 9.6(C) hereof.
“Lenders” means the lending institutions listed on Exhibit A and any other Person that shall have become a Lender hereunder pursuant to Section 13.3, including each Term Lender and their respective successors and assigns. For the avoidance of doubt, the term “Lender” includes each Term Lender and the term “Lenders” includes all Term Lenders.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or affiliate of such Lender or the Administrative Agent.
“Liabilities” means any losses, claims, damages or liabilities.
“Lien” means any security interest, lien (statutory or other) or other similar charge or encumbrance of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement (excluding operating leases)).
“LiveWire” is defined in Section 2.3(B)(i) hereof.
“Loan” means a Term Loan.
“Loan Account” is defined in Section 2.14(E) hereof.

“Loan Documents” means this Agreement, the Notes and all other documents, instruments and agreements executed pursuant thereto or contemplated thereby, in each case as the same may be amended, restated or otherwise modified and in effect from time to time.
“Material Acquisition” means any acquisition if the aggregate consideration paid or to be paid (including liabilities to be assumed as part of the purchase consideration) by the Parent or a Subsidiary in respect of such acquisition is equal to or greater than $500,000,000.
“Material Adverse Change” means any material adverse change in the business, assets, operations or financial condition of Harley and its Subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date).
“Material Adverse Effect” means any event, development or circumstance that has had a material adverse effect on (a) the business, assets, operations or financial condition of Harley and its Subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date) or (b) the validity or enforceability against the Companies of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders against the Companies thereunder.
“Material Subsidiary” means, at any time, any Subsidiary of Harley with a Net Worth (after elimination of intercompany assets) equal to or greater than 10% of Consolidated Net Worth of Harley (as of the end of the most recent fiscal quarter), or Net Income (after elimination of intercompany revenues) for the period of four consecutive fiscal quarters then most recently ended during which the Consolidated Net Income of Harley was not a loss equal to or greater than 10% of Consolidated Net Income (for such period) of Harley; provided that, if at any time the aggregate amount of Harley’s Consolidated Net Income for such period attributable to Subsidiaries that are not Material Subsidiaries exceeds thirty percent (30%) of Harley’s Consolidated Net Income for such period, Harley shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries until such designation is no longer necessary to comply with this proviso; provided further, that no Subsidiary of Harley that is not a Consolidated Subsidiary of Harley shall be deemed to be a “Material Subsidiary”.
“Moody’s” is defined in Section 2.6(b) hereof.
“Moody’s Rating” is defined in Section 2.6(b) hereof.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Harley or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Harley or any ERISA Affiliate and at least one Person other than Harley and the ERISA Affiliates or (b) was so maintained and in respect of which Harley or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means:
1.1.1 (a)    with respect to any Asset Sale, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than the Term Loans), (B) the fees and expenses incurred by the Borrower or any of its Subsidiaries in connection therewith, (C) Taxes paid or reasonably estimated to be payable by the Borrower and its Subsidiaries in connection with such transaction, and (D) the amount of reserves established by the Borrower and its Subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with GAAP; provided that if the amount of such reserves exceeds the amounts charged against such reserves, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds; provided that if no Default exists and the Borrower shall deliver to the Administrative Agent a certificate of a Authorized Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s or its relevant Subsidiary’s intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair tangible or intangible assets useful in the business of the Borrower and its Subsidiaries or to acquire equity interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, in each case within the Reinvestment Period, such portion of such proceeds shall not constitute Net Cash Proceeds except to the extent not, within the Reinvestment Period, so used;
1.1.2 (b)    with respect to the incurrence, issuance, offering or placement of Indebtedness, the excess, if any, of (i) cash received by the Borrower or any of its Subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any Indebtedness that is required to be repaid in connection with such incurrence, issuance, offering or placement (other than the Term Loans), and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such incurrence, issuance, offering or placement; and
1.1.3 (c)    with respect to the issuance of equity interests, the excess of (i) the cash received by the Borrower or any of its Subsidiaries in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its Subsidiaries in connection with such issuance.

“Net Income” of any Person for any period means the net income (or loss) of such Person for such period, as shall be determined in accordance with Agreement Accounting Principles.
“Net Worth” of any Person means such Person’s consolidated shareholders’ equity, as shall be determined in accordance with Agreement Accounting Principles.

“Non Pro Rata Loan” is defined in Section 8.2 hereof.
“Non-U.S. Lender” is defined in Section 3.5(iv) hereof.
“Notes” means the Term Loan Notes.
“Notice of Assignment” is defined in Section 13.3(B) hereof.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if both such rates are not so published for any day that is a Business Day, the term “NYFRB Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker unaffiliated with the Administrative Agent of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Arranger, any Lender, any Affiliate of any of the foregoing or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Other Taxes” is defined in Section 3.5 hereof.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, the NYFRB Rate.
“Participant Register” is defined in Section 13.2(D) hereof.
“Participants” is defined in Section 13.2(A) hereof.

“Payment” is defined in Section 10.14(a) hereof.
“Payment Date” means the last Business Day of each calendar quarter and the Termination Date.
“Payment Notice” is defined in Section 10.14(b) hereof.
“Payment Office” of the Administrative Agent shall mean, the office, branch or affiliate of the Administrative Agent, as it may from time to time specify to Harley and each Term Lender as its Payment Office.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Finance Receivables Securitization” means any financial asset financing program or facility providing for the sale, conveyance, pledge or other transfer of Finance Receivables by any of the Companies or their respective Subsidiaries to a trust or to one or more limited purpose finance companies, special purpose entities or financial institutions or other third party investors or financiers, either directly or through one or more Subsidiaries.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.1.2 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are either (i) not overdue for a period of more than forty-five (45) days or (ii) being contested in good faith and by proper actions and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance or similar legislation or to secure public or statutory obligations and/or securing liability for reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to one or more of the Companies and/or the Material Subsidiaries; (d)(i) easements, rights of way and other encumbrances on title to real Property, (ii) zoning, building, entitlement and other land use regulations and (iii) any zoning or similar law, rule, regulation or requirement or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property, in each of the foregoing cases that does not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its present purposes; (e) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against any of the Companies or any of their Subsidiaries which do not constitute a Default under Section 7.1(f); (f) Liens arising from leases, subleases, licenses or sublicenses granted to others which do not interfere in any material respect with the business of the Companies or any of their Subsidiaries; (g) any interest or title of the lessor in the Property subject to any operating lease entered into by any of the Companies or any of their Subsidiaries in the ordinary course of business; (h) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by this Agreement; (i) Liens arising under any retention of title arrangements entered into in the ordinary course of business or over goods or documents of title to goods arising in the ordinary course of documentary credit transactions; (j) Liens arising due to any cash pooling, netting or composite account arrangements between the Borrower and any of its Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; (k) customary rights of set off, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of business; (l) any Lien that may from time to time be created under any Loan Document; (m) any Lien on any landlord’s estate or interest in any property that is leased by any Company or Material Subsidiary; (n) Liens securing the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, Contingent Obligations in connection with surety bonds, appeal bonds and similar instruments and other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business; (o) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or banker’s acceptances are issued; and (p) contractual rights of set-off and similar rights securing Hedging Obligations.
“Permitted Securitization Recourse Obligations” of a Person means recourse obligations of such Person with respect to Finance Receivables sold, pledged or otherwise transferred pursuant to a Permitted Finance Receivables Securitization, if and only if such recourse obligations constitute performance guarantees and/or indemnification or repurchase obligations arising as a result of the breach by such Person of a representation, warranty or covenant in respect of such Finance Receivables or otherwise in respect of losses, costs or expenses arising as a result of such Permitted Finance Receivables Securitizations, in each case other than (A) recourse for Finance Receivables uncollectible because of bankruptcy, insolvency, lack of creditworthiness or other mere failure to pay on the part of the obligor with respect to such Finance Receivable, and (B) indemnification or repurchase obligations arising from a representation, warranty or covenant relating to the payment of any Indebtedness incurred or securities issued in connection with such Permitted Finance Receivables Securitization.
“Person” means any natural person, corporation, firm, company, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined reasonably and in good faith by the Administrative Agent and consistent with any such determination by the Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent) or any similar release by the Board (as determined reasonably and in good faith by the Administrative Agent and consistent with any such determination by the Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to any Lender, (i) at any time prior to the funding of the Term Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate Term Loan Commitments of all Lenders and (ii) at any time after the funding of the Term Loans on the Term Loan Funding Date, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Lenders.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchasers” is defined in Section 13.3(A) hereof.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” is defined in Section 9.19 hereof.
“Rate Option” means the Adjusted Term SOFR Rate, the Adjusted Daily Simple RFR or the Alternate Base Rate.
“Reference Time” with respect to any setting of the then-current Benchmark means (i) if such Benchmark is the Term SOFR Rate, 5:00 a.m., Chicago time, on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (ii) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting, or (iii) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” is defined in Section 13.3(C) hereof.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Reinvestment Period” means, with respect to any Net Cash Proceeds received in connection with any Asset Sale, the period of 365 days following the receipt of such Net Cash Proceeds; provided that, in the event that, during such 365-day period, the Borrower or any of its Subsidiaries enters into a binding commitment to reinvest any Net Cash Proceeds, the Reinvestment Period with respect to such Net Cash Proceeds shall be the period of 545 days following the receipt of such Net Cash Proceeds.
“Related Person” means each of the following: (a) Harley, (b) any Subsidiary of Harley or (c) any employee benefit plan of Harley or of any Subsidiary of Harley or any Person organized, appointed or established by Harley for or pursuant to the terms of any such plan.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of contaminants through or in the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Loan Advance that is a Term Benchmark Rate Advance, the Term SOFR Rate or (ii) with respect to any RFR Advance, the Adjusted Daily Simple RFR, in each case, as applicable.
“Relevant Screen Rate” means the Term SOFR Reference Rate.
“Replacement Lender” is defined in Section 2.4(a)(ii) hereof.
“Required Lenders” means, in all cases subject to Section 8.2(v) hereof, Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); provided, however, that, if any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrower which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, if the Term Loan Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Restricted Payment” means any cash dividend or other cash distribution with respect to any Voting Stock or other equity interest in Harley or any Subsidiary of Harley, or any cash payment, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Voting Stock or other equity interest in Harley or any Subsidiary of Harley or any option, warrant or other right to acquire any such Voting Stock or other equity interest in Harley or any Subsidiary of Harley.
“Retired Commitments” is defined in Section 2.4(a)(ii) hereof.
“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.
“RFR” means, for any RFR Loan (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR.
“RFR Advance” means an Advance that bears interest at a rate based on the Adjusted Daily Simple RFR.
“RFR Business Day” means a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Term Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“S&P” is defined in Section 2.6(b) hereof.
“S&P Rating” is defined in Section 2.6(b) hereof.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person that is the subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country in violation of Sanctions or (c) any Person 50% or greater owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Harley or any ERISA Affiliate and no Person other than Harley and the ERISA Affiliates or (b) was so maintained and in respect of which Harley or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Subordinated Indebtedness” is defined in Section 6.3(A) hereof.
“Subordinated Intercompany Indebtedness” means Indebtedness arising from intercompany loans; provided if the obligor on such Indebtedness is one or more of the Companies (whether as a primary obligor or a secondary obligor), such Indebtedness shall be subordinated to the Obligations pursuant to the subordination terms attached as Schedule II.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any company, partnership, association, trust, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of Harley.
“Support Agreement” means the Support Agreement dated as of September 26, 1996 between Harley and HDFS evidencing Harley’s agreement to support certain debts of HDFS and its Subsidiaries, together with and as supplemented by the letter agreement dated as of April 7, 2016, the letter agreement dated as of May 1, 2017, the letter agreement dated as of April 6, 2018, the letter agreement dated as of May 13, 2019, the letter agreement dated as of April 1, 2020, the letter agreement dated as of April 7, 2022 and the letter agreement dated as of April 12, 2024, in each case to the Administrative Agent from Harley and HDFS pursuant to which certain modifications to the above-referenced Support Agreement were agreed to for the benefit of the Administrative Agent and the Lenders.
“Supported QFC” is defined in Section 9.19 hereof.
“Surviving Commitment” is defined in Section 2.4(a)(ii) hereof.
“Surviving Lender” is defined in Section 2.4(a)(ii) hereof.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Harley or the Subsidiaries shall be a Swap Agreement.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing, in each case (i) imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, but (ii) excluding Excluded Taxes.
“Tax Credit” means a credit against, relief or remission of, or repayment of any Taxes or Other Taxes.

“Term Benchmark Rate Advance” means a Term Loan Advance which bears interest at the Adjusted Term SOFR Rate (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).
“Term Benchmark Rate Loan” means a Term Loan, or portion thereof, which bears interest at the Adjusted Term SOFR Rate (other than pursuant to clause (c) of the definition of “Alternate Base Rate”).
“Term Lender” means any Lender (or any Affiliate, branch or agency thereof) party hereto having a Term Loan Commitment or that holds Term Loans.
“Term Loan” means a loan by a Term Lender to the Borrower as part of a Term Loan Advance.
“Term Loan Advance” means a borrowing consisting of simultaneous Term Loans of the same Type made to the Borrower by each of the Term Lenders pursuant to Section 2.1, and in the case of Term Benchmark Rate Advances, for the same Interest Period.
“Term Loan Advance Borrowing Notice” is defined in Section 2.6(a) hereof.
“Term Loan Availability Period” means the period from and including the Closing Date to, but excluding, the Term Loan Commitment Expiration Date.
“Term Loan Commitment” means, for each Term Lender, the obligation of such Term Lender to make Term Loans in an amount not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or contained in the assignment and assumption by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and assumption. After the Term Loans are funded, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Pro Rata Share of the Term Loans.
“Term Loan Commitment Expiration Date” means 5:00 p.m., New York City time, on the date that is 30 days after the Closing Date.
“Term Loan Funding Date” means the date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 8.3) and the Term Loans are funded.
“Term Loan Note” means, to the extent requested, a promissory note of the Borrower payable to any requesting Term Lender, in substantially the form of Exhibit B hereto, evidencing the aggregate indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender to the Borrower.
“Term Loans” means the term loans made by the Term Lenders to the Borrower pursuant to Section 2.1.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Rate Advance for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Rate Advance for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified reasonably and in good faith by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the earlier of (a) July 1, 2027 and (b) the date of termination of the Term Loan Commitments prior to the Term Loan Commitment Expiration Date pursuant to Section 2.4 or Section 8.1.
“Trade Date” is defined in Section 13.3(D)(i) hereof.
“Transactions” means the execution, delivery and performance by the Companies of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Transferee” is defined in Section 13.5 hereof.
“Type” means, (a) with respect to any Term Loan, its nature as a Base Rate Loan, a Term Benchmark Rate Loan or an RFR Loan and (b) with respect to any Term Loan Advance, its nature as a Base Rate Advance, a Term Benchmark Rate Advance or an RFR Advance.
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms and certain affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regime” is defined in Section 9.19 hereof.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall be interpreted in accordance with Section 9.8 hereof. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference to any Person in any Loan Document shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein or in any other Loan Document) and (iii) any reference in any Loan Document to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference in any Loan Document to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
ARTICLE II THE CREDITS
2.1Term Loans. Subject to the terms and conditions set forth herein, each Term Lender (severally and not jointly) agrees to make Term Loans to the Borrower in Dollars in a single drawing during the Term Loan Availability Period, in a principal amount equal to such Lender’s Term Loan Commitment, on the Term Loan Funding Date by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

The Borrower may select, in accordance with Sections 2.6 and 2.8 and subject to the other conditions and limitations therein set forth and set forth in this Article II, Rate Options and Interest Periods applicable to portions of the Term Loan Advances. On the Termination Date, the outstanding principal balance of the Term Loans shall be paid in full by the Borrower. Subject to Section 3.3, each Term Loan Advance shall be comprised entirely of Base Rate Loans or Term Benchmark Rate Loans, in each case of Dollars, as the Borrower may request in accordance herewith.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.1, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 3.3(a) and 3.3(f), as applicable).
2.2[Intentionally Omitted].
2.3Payments of Loans.
(A) Optional Payments. Subject to Section 3.4 and the requirements of Section 2.7, the Borrower may (a) prepay Floating Rate Loans following irrevocable notice given to the Administrative Agent by the Borrower, by not later than 12:00 noon (New York time) on the date of the proposed prepayment, such notice specifying the aggregate principal amount of and the proposed date of the prepayment, and if such notice is given the Borrower shall prepay the outstanding principal amounts of the specified Floating Rate Loans comprising part of the same Term Loan Advance in whole or ratably in part, (b) prepay any Fixed Rate Loans following notice given to the Administrative Agent by the Borrower by not later than 12:00 noon (New York time) on the date that is not less than one (1) Business Day preceding the date of the proposed prepayment, such notice specifying the Term Loan Advance to be prepaid and the proposed date of the prepayment, and, if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the Fixed Rate Loans comprising such Advance in whole (and not in part), together with accrued interest to the date of such prepayment on the principal amount prepaid and (c) prepay RFR Loans following notice given to the Administrative Agent by the Borrower by not later than 12:00 noon (New York time) on the date that is not less than five (5) RFR Business Days preceding the date of the proposed prepayment, such notice specifying the Term Loan Advance to be prepaid and the proposed date of the prepayment, and, if such notice is given, the Borrower shall, prepay the outstanding principal amounts of the RFR Loans comprising such Advance in whole (and not in part), together with accrued interest to the date of such prepayment on the principal amount prepaid. With respect to Floating Rate Advances, each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 and integral multiples of $100,000. Any notice of optional prepayment of the Loans delivered by Harley pursuant to this Section may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Harley (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(B) Mandatory Prepayments and Automatic Term Loan Commitment Reductions. Outstanding Term Loans shall be prepaid by the Borrower on a Dollar-for-Dollar basis (with amounts received in non-Dollar currencies to be converted by the Borrower to Dollars for purposes of this calculation based upon foreign exchange rates actually received, in the case of a prepayment by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) within five (5) Business Days of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds (or dividends in cash received by it, as applicable) referred to in this Section 2.3(B):
(i) from 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from Asset Sales on or after the Closing Date by the Borrower or any of its Subsidiaries (except (1) sales or other dispositions of assets of HDFS or any of its Subsidiaries, (2) sales or other dispositions of any equity interests in HDFS or any of its Subsidiaries to third parties, (3) sales or other dispositions of assets of LiveWire Group, Inc. or any of its Subsidiaries (collectively, “LiveWire”) and/or repayment by LiveWire of loans made by the Borrower and/or any of its Subsidiaries to LiveWire, (4) sales or other dispositions as a result of any casualty loss or damage to, or any condemnation or involuntary transfer of, any property, (5) dispositions of minority equity interests and/or debt interests owned by the Borrower and/or any Subsidiary thereof and (6) other dispositions the Net Cash Proceeds of which do not exceed $50,000,000 in the aggregate).
(ii) from 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries (other than HDFS or any of its Subsidiaries or LiveWire) from the incurrence of Indebtedness on or after the Closing Date in the form of publicly issued or privately placed secured or unsecured debt securities issued in the capital markets (including hybrid securities and debt securities convertible into equity securities) pursuant to a public registered offering or Rule 144A or other private placement and syndicated or bilateral credit or loan facilities (other than (1) commercial paper, (2) sale-leaseback transactions, (3) purchase money indebtedness, capital leases and/or equipment and/or inventory financing, (4)  the Term Loans, loans under the Existing Credit Agreement and loans under the Existing 5-Year Credit Agreement, (5) intercompany debt between or among the Borrower and/or any of its Subsidiaries, (6) borrowings under ordinary course working capital, letter of credit, factoring, securitization, commercial paper backstop and/or overdraft facilities and (7) other Indebtedness the Net Cash Proceeds of which do not exceed $50,000,000 in the aggregate).
(iii) 100% of the net cash proceeds actually received by the Borrower on or after the Closing Date from the issuance of any equity securities or equity-linked securities by the Borrower (other than (1) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements existing from time to time or contributions to employee pension plans, (2) issuances of directors’ qualifying shares, (3) issuances upon conversion or exercise of outstanding securities or options and (4) other issuances the net cash proceeds of which do not exceed $50,000,000 in the aggregate).
(iv) 50% of the amount by which the amount of cash dividends paid by HDFS or any of its Subsidiaries to the Borrower in any calendar year exceeds $200,000,000.
(v) 50% of the net cash proceeds received by the Borrower from the sale of any equity interests in HDFS or any of its Subsidiaries to third parties.
To the extent any Net Cash Proceeds (or dividends in cash received, if applicable) are received by the Borrower or any Subsidiary prior to the Term Loan Funding Date such that if any Term Loans were outstanding at the time of such receipt, the Borrower would be required to apply such Net Cash Proceeds to prepay the Term Loans pursuant to this Section 2.3(B) (without giving effect to any reinvestment provision), there shall be an immediate, automatic, irrevocable and permanent ratable reduction of the Term Loan Commitments on a Dollar-for-Dollar basis (with amounts received in non-Dollar currencies to be converted by the Borrower to Dollars for purposes of this calculation based upon foreign exchange rates actually received by the Borrower acting in good faith and in a commercially reasonable manner in consultation with the Administrative Agent) in an amount equal to the amount of such Net Cash Proceeds (or dividends in cash received, as applicable).
All mandatory prepayments will be applied without penalty or premium (except for breakage costs (it being understood and agreed that each Lender may, in its sole discretion, waive any such breakage costs owing to such Lender) and accrued interest, if any) and will be applied pro rata among the Term Lenders. Mandatory prepayments of the Term Loans may not be reborrowed.
If the Net Cash Proceeds are received by any Subsidiary of the Borrower, the Term Loans shall only be required to be prepaid to the extent that (x) such Net Cash Proceeds can be promptly transferred to the Borrower (with such amount net of the costs and taxes associated therewith) and (y) such transfer would not result in a material adverse tax consequence to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower; it being understood that if such a restriction on transfer or occurrence of material adverse tax consequence would continue to result, upon such restriction or occurrence ceasing to apply, the Term Loans will be repaid within five (5) Business Days thereof, in the manner set forth above as if such Net Cash Proceeds were received by the Borrower on the date such restriction or occurrence ceased to exist.
The Borrower shall provide the Administrative Agent with prompt written notice of any mandatory prepayment (or Term Loan Commitment reduction) being required under this Section 2.3(B).
2.4Reduction of Term Loan Commitments.
(a) Reduction of Term Loan Commitments.
(i) Harley may permanently reduce the Aggregate Term Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess of that amount, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction. All accrued and unpaid ticking fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. The Administrative Agent shall promptly distribute to the relevant Lenders any notices received by it under this Section 2.4(a)(i). Any such notice delivered by Harley pursuant to this Section 2.4(a)(i) may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Harley (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(ii) Notwithstanding the foregoing, prior to the Term Loan Funding Date, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), Harley may notify the Administrative Agent that it desires to reduce the Term Loan Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Term Loan Commitment of that Combined Lender which had the largest Term Loan Commitment of each of the Combined Lenders party to such Combination (such largest Term Loan Commitment being the “Surviving Commitment” and the Term Loan Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and the Administrative Agent agree to such reduction in the Surviving Lender’s Term Loan Commitment, then (i) the aggregate amount of the Term Loan Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as Harley may specify in its request), provided, that, on or before such date the Borrower has paid in full the outstanding principal amount of the Loans of each of the Combined Lenders other than the Combined Lender whose Term Loan Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) Harley shall notify the Administrative Agent whether they wish such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then Harley shall be responsible for finding one or more financial institutions (each, a “Replacement Lender”), acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld or delayed), willing to assume the obligations of a Lender hereunder with aggregate Term Loan Commitments up to the amount of the Retired Commitments. The Administrative Agent may require the Replacement Lenders to execute such documents, instruments or agreements as the Administrative Agent deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties hereunder. For purposes of this Section 2.4(a)(ii), Required Lenders shall be determined as if the reduction in the aggregate amount of the Term Loan Commitments requested by Harley had occurred (i.e., the Combined Lenders shall be deemed to have a single Term Loan Commitment equal to the Surviving Commitment and the aggregate amount of the Term Loan Commitments shall be deemed to have been reduced by the Retired Commitments).
(iii) The Term Loan Commitments shall be reduced pursuant to Section 2.3(B), to the extent required thereunder.
(iv) Unless previously terminated, the Term Loan Commitments shall terminate in full on the earlier of (i) the Term Loan Commitment Expiration Date and (ii) the Term Loan Funding Date (after giving effect to the funding of Term Loans on such date).
2.5Method of Borrowing Advances. The Administrative Agent shall, promptly upon receipt of a Term Loan Advance Borrowing Notice, notify each Term Lender of such Term Loan Advance Borrowing Notice and, not later than such time as is reasonably requested by the Administrative Agent on each Borrowing Date, each Term Lender shall make available its Term Loan or Loans, in funds immediately available to the Administrative Agent at its address specified pursuant hereto, unless the Administrative Agent has notified the Term Lenders that such Loan is to be made available to the Borrower at the Administrative Agent’s Payment Office, in which case each Term Lender shall make available its Term Loan or Loans, in funds immediately available to the Administrative Agent at its Payment Office, not later than 4:00 p.m. (local time in the city of the Administrative Agent’s Payment Office) in Dollars. The Administrative Agent will promptly make the funds so received from the Term Lenders available to the Borrower.
2.6Method of Selecting Types and Interest Periods; Determination of Applicable Margins.
(a) Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Term Loan Advance and, in the case of each Term Benchmark Rate Advance, the Interest Period.
(i) Term Loan Advances. The Borrower shall give the applicable office of the Administrative Agent or its applicable Affiliate (in each case as previously directed by the Administrative Agent to the Borrower) notice (a “Term Loan Advance Borrowing Notice”), at its applicable office as previously specified to the Borrower, not later than the applicable time described in Schedule I, specifying: (i) the Borrowing Date of such Advance (which shall be a Business Day); (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected and (iv) in the case of each Term Benchmark Rate Advance, the Interest Period applicable thereto. Each Term Loan Advance Borrowing Notice shall be irrevocable and shall be signed by an Authorized Officer of the Borrower; provided that, if such Term Loan Advance Borrowing

Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. There shall be no more than ten (10) Interest Periods in effect with respect to all of the Term Loan Advances to the Borrower at any time. Each Floating Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the applicable Floating Rate, changing when and as such Floating Rate changes, plus the Applicable Margin. Changes in the rate of interest on that portion of any Term Loan Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Term Benchmark Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Term Benchmark Rate Advance plus the Applicable Margin. Each RFR Advance shall bear interest from and including the date of making such Advance to (but not including) the day of repayment thereof at the applicable Adjusted Daily Simple RFR plus the Applicable Margin.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.6, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 3.3(a) and 3.3(f), as applicable).
(b) Determination of Applicable Margin and Applicable Ticking Fee Rate.
(i) Definitions. As used in this Section 2.6(b) and in this Agreement, the following terms shall have the following meanings, subject, in the case of a Split Rating, to Section 2.6(b)(iii) below:
“Applicable Ticking Fee Rate” means the percentage identified as the Applicable Ticking Fee Rate in, and determined by reference to Harley’s Status as established by reference to, the table set forth in this clause (i) below.
“Applicable Margin” means a percentage determined in accordance with the provisions of this Section 2.6(b) by reference to Harley’s Status as established by reference to the applicable margins set forth in the following table (it being understood and agreed that (i) the Applicable Margin in respect of Term Benchmark Rate Advances and Loans is the “Applicable Margin for Term Benchmark Rate Loans” in the following table, (ii) the Applicable Margin in respect of RFR Advances and Loans is the “Applicable Margin for RFR Loans” in the following table and (iii) the Applicable Margin in respect of Floating Rate Advances and Loans is the “Applicable Margin for Floating Rate Loans” in the following table):

Applicable Margins and Applicable Ticking Fee Rate	Level I	Level II	Level III	Level IV	Level V
Applicable Margin for Term Benchmark Rate Loans	1.125%	1.25%	1.375%	1.875%	2.125%
Applicable Margin for RFR Loans	1.125%	1.25%	1.375%	1.875%	2.125%
Applicable Margin for Floating Rate Loans	0.125%	0.25%	0.375%	0.875%	1.125%
Applicable Ticking Fee Rate	0.10%	0.125%	0.20%	0.30%	0.35%

Notwithstanding anything to the contrary herein, the Applicable Margin for Term Benchmark Rate Loans, the Applicable Margin for RFR Loans and the Applicable Margin for Floating Rate Loans at each of the above Levels shall increase by 0.25% per annum on the date that is one year after the Closing Date.
“Fitch Rating” means, at any time, the rating issued by Fitch Ratings (“Fitch”) and then in effect with respect to Harley’s issuer default rating.
“Level I Status” exists at any date if, on such date, at least two of the following ratings exist: the Moody’s Rating is Baa1 or better, the S&P Rating is BBB+ or better or the Fitch Rating is BBB+ or better.
“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa2 or better, the S&P Rating is BBB or better or the Fitch Rating is BBB or better.
“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Baa3 or better, the S&P Rating is BBB- or better or the Fitch Rating is BBB- or better.
“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) at least two of the following ratings exist: the Moody’s Rating is Ba1 or better, the S&P Rating is BB+ or better or the Fitch Rating is BB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. (“Moody’s”) and then in effect with respect to Harley’s issuer rating.
“S&P Rating” means, at any time, the rating issued by S&P Global Ratings, a division of S&P Global Inc. (“S&P”), and then in effect with respect to Harley’s implied corporate credit rating.
“Split Rating” has the meaning set forth in Section 2.6(b)(iii).
“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.
(ii) Determination of Applicable Margin and Applicable Ticking Fee Rate. The Applicable Ticking Fee Rate payable under Section 2.14(C) shall be determined by reference to the table set forth in clause (i) above on the basis of the Status as determined from Harley’s then-current Moody’s Rating, S&P Rating and Fitch Rating. The Applicable Margin in respect of any Loan shall be determined by reference to the table set forth in clause (i) above on the basis of the Status as determined from Harley’s then-current Moody’s Rating, S&P Rating and Fitch Rating. The rating in effect on any date for the purposes of this Section is that in effect at the close of business on such date (it being understood and agreed that any change in such rating shall be effective as of the date that is three (3) Business Days after the date on which such change is first announced publicly by the rating agency making such change). Except under the circumstances described in clause (iv) below, if at any time Harley has no Moody’s Rating, no S&P Rating and no Fitch Rating, Level V Status shall exist. If any rating agency shall change the basis on which ratings are established, each reference to Moody’s Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency.
(iii) Notwithstanding the foregoing, (a) if Harley is split-rated by all three rating agencies (i.e., the ratings issued by the rating agencies are at three different levels), then the intermediate level will apply, and (b) in the event that Harley shall maintain ratings from only two rating agencies and they are split-rated and (x) the ratings differential is one level, then the higher level (e.g., the lower pricing) will apply and (y) the ratings differential is two levels or more, then the level next below that of the higher of the levels will apply (any of the foregoing circumstances described in this clause (iii), a “Split Rating”).
(iv) Changes re. Rating Agencies. If any of Moody’s, S&P or Fitch shall cease to be in the business of rating corporate debt obligations, the Companies and the Required Lenders shall negotiate in good faith to amend this Agreement to reflect the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the applicable ratings (in respect of determination of “Status” and “Additional Negative Covenant Period”) from such rating agency shall be determined by reference to the rating(s) most recently in effect from such rating agency prior to such cessation.
2.7Minimum Amount of Each Term Loan Advance. Each Term Loan Advance shall be in the applicable minimum amounts specified in Schedule I.
2.8Method of Selecting Types and Interest Periods for Conversion and Continuation of Term Loan Advances.
(A) Right to Convert. The Borrower may elect from time to time, subject to the provisions of Section 2.6, Section 2.7 and this Section 2.8, to convert all or any part of an Advance of any Type into any other Type or Types of Advance; provided that any conversion of any Fixed Rate Advance or Fixed Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto.
(A) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans of the same Type unless and until such Floating Rate Loans are converted into Fixed Rate Loans. Fixed Rate Loans shall continue as Fixed Rate Loans until the end of the then applicable Interest Period therefor, at which time such Fixed Rate Loans shall be automatically converted into Base Rate Loans unless the Borrower shall have given the Administrative Agent notice in accordance with Section 2.8(D) requesting that, at the end of such Interest Period, such Fixed Rate Loans continue as Fixed Rate Loans; provided that if the Borrower shall have delivered to the Administrative Agent its customary standard documentation (if any) authorizing automatic continuations, such Fixed Rate Loans shall automatically continue as Fixed Rate Loans with an Interest Period of one month unless such Fixed Rate Loans are or were repaid as provided herein. Fixed Rate Loans shall, upon the expiry of the then current Interest Period, automatically continue as Fixed Rate Loans of the same Type with an Interest Period of one month unless the Borrower notifies the Administrative Agent otherwise as provided herein.
(B) No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.8(A) or Section 2.8(B), no Term Loan may be converted into or continued as a Fixed Rate Loan except with the consent of the Required Lenders when any Default has occurred and is continuing.
(C) Conversion/Continuation Notice. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Loan into a Fixed Rate Loan or continuation of a Fixed Rate Loan not later than the time prior to the date of the requested conversion or continuation which is consistent with the requisite time and notice required in connection with Section 2.6(a), specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Term Loan to be converted or continued; and (3) the amounts of Fixed Rate Loan(s) into which such Term Loan is to be converted or continued and the duration of the Interest Periods applicable thereto.
(D) Limitations on Conversions. Notwithstanding anything herein to the contrary, at the election of the Borrower under this Section 2.8, (x) Term Benchmark Rate Advances may be converted and/or continued as Term Benchmark Rate Advances only in Dollars and (y) no Advance or Loan may be converted into an RFR Advance or RFR Loan denominated in Dollars other than in accordance with Section 3.3.
2.9[Intentionally Omitted].
2.10[Intentionally Omitted].
2.11Default Rate. Notwithstanding anything contained herein to the contrary, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Administrative Agent may with the consent, and shall upon the request, of the Required Lenders require that such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided herein or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Advances as provided herein.
2.12Method of Payment. (i) All payments of principal, interest, and fees hereunder to the Administrative Agent shall be made, without setoff, deduction or counterclaim at the Administrative Agent’s office at the applicable location at which such Advance was made in immediately available funds, or at any other Lending Installation of the Administrative Agent specified in writing (by 11:00 a.m. (New York time) on the day before the date when due) by the Administrative Agent to the Borrower, by

12:00 noon local time in New York, New York on the date when due and shall be made ratably among the relevant Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each Advance shall be repaid or prepaid in Dollars in the amount borrowed and interest payable thereon shall be paid in Dollars. Notwithstanding anything in this Agreement, the obligation of the Borrower in respect of any Advance shall not be discharged by an amount paid in any currency other than Dollars or at another location other than the location designated by the Administrative Agent, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into Dollars and transfer to the relevant Lenders under normal banking procedure, does not yield the amount of Dollars due under the Loan Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of Dollars due under the Loan Documents, such Lender shall have an independent cause of action against the Borrower for the currency deficit. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds which the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.
2.13Notes, Telephonic Notices. Any Lender may request that the Loans made by it each be evidenced by the applicable Notes to evidence such Lender’s Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note(s) for such Loans payable to such Lender. Thereafter, such Loans evidenced by such Note(s) and interest thereon shall at all times be represented by one or more Notes, except to the extent that any such Lender subsequently returns any such Note for cancellation. The Borrower authorizes the applicable Lenders and the Administrative Agent to extend Advances, effect selections of Types of Advances and to transfer funds in respect of Advances in Dollars based on telephonic notices made by any person or persons that the Administrative Agent or Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Administrative Agent or Lender, as applicable, shall promptly notify the Authorizing Officer who provided such confirmation of such difference.
2.14Promise to Pay; Interest and Fees; Interest Payment Dates; Interest and Fee Basis; Loan Accounts.
(A) Promise to Pay. The Borrower unconditionally promises to pay when due the principal amount of each Loan made to it and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement.
(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity (whether by acceleration or otherwise). Interest accrued on each Fixed Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Loan is prepaid (to the extent such accrued interest relates to the principal amount prepaid), whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on each RFR Loan shall be payable on the date that is on the numerically corresponding day in the calendar month that is one month after the borrowing of such RFR Loan (or, if there is not such numerically corresponding day in such month, then the last day of such month) and at maturity. Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) upon repayment thereof in full, (ii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise) and (iii) if not theretofore paid in full, on demand, commencing on the first such day following the date such Obligation became payable pursuant to the terms of this Agreement or the other Loan Documents.
(C) Fees. The Borrower shall pay to the Administrative Agent, for the account of each Term Lender, a ticking fee accruing at the Applicable Ticking Fee Rate per annum, from and after the Closing Date to but excluding the date on which the Term Loan Commitments terminate or expire, on the amount of such Term Lender’s actual unused Term Loan Commitment (as such amount shall be adjusted to give effect to any voluntary reductions of the Term Loan Commitments in accordance with the terms of Section 2.4(a)(i) and any mandatory reductions of the Term Loan Commitments in accordance with the terms of Section 2.3(B)), calculated on the last day of the Term Loan Availability Period. Ticking fees accrued through and including the last day of the Term Loan Availability Period shall be payable in arrears on the fifteenth (15th) day following such last day and on the earlier of (i) the Term Loan Funding Date and (ii) the date of the termination the Term Loan Commitments. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Term Loan Commitments terminate).
(D) Interest and Fee Basis. Interest on all Loans (other than Base Rate Loans with respect to which interest is calculated by reference to the Prime Rate) and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Base Rate Loans with respect to which interest is calculated by reference to the Prime Rate shall be calculated for actual days elapsed on the basis of a 365-day year or, when appropriate, 366-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received by the times and in the offices required under Section 2.12. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
(E) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder.
(F) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower objects to information contained in the Register and each Loan Account within thirty (30) days of the Borrower’s receipt of such information.
2.15Notification of Advances, Interest Rates, Prepayments and Aggregate Term Loan Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each relevant Lender of the contents of each Aggregate Term Loan Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice and repayment notice received by it hereunder. The Administrative Agent will notify each relevant Lender of the interest rate applicable to each Fixed Rate Loan promptly upon determination of such interest rate.
2.16Lending Installations. Each Lender may book its Loans at any Lending Installation reasonably selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and any Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and Harley, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
2.17Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date (or time, in the case of a Floating Rate Loan) on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the relevant Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Overnight Rate for such day, or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan (including without limitation pursuant to Section 2.11 if applicable).
2.18Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity and reimbursement obligations, to the extent such obligations have not accrued) shall have been fully paid and satisfied and all financing arrangements under the Loan Documents among the Borrower and the Lenders shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.
2.19Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in New York, New York on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Administrative hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
ARTICLE III CHANGE IN CIRCUMSTANCES
3.1Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but excluding those that are merely proposed and not in effect) adopted after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender) and having general applicability to all banks (or a Lender’s holding company or applicable Lending Installation for purposes of this Agreement) within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender)), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith (any of the foregoing, a “Change in Law”; provided, however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith by any Governmental Authority charged with the interpretation or application thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued to the extent having general applicability to all banks (or a Lender’s holding company or applicable Lending Installation for purposes of this Agreement) within the jurisdiction in which the applicable Lender (or its holding company or such Lending Installation) operates),

(i) subjects the Administrative Agent, any Lender or any applicable Lending Installation to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings (other than (A) Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation with respect to its Fixed Rate Loans, or
(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Fixed Rate Loans or reduces any amount received by any Lender or any applicable Lending Installation in connection with Fixed Rate Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest or fee received by it, by an amount deemed material by such Lender;
and the result of any of the foregoing is to increase the cost to that Person of making, renewing or maintaining its Term Loan Commitment or Loans or to reduce any amount received under this Agreement, then, within 30 days after receipt by the Borrower of written demand by such Person pursuant to Section 3.6, the Borrower shall pay such Person that portion of such increased expense incurred or reduction in an amount received which such Person determines is attributable to making, funding and maintaining its Loans and its Term Loan Commitment as reasonably determined by such Person (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 3.1 after consideration of such factors as such Person then reasonably determines to be relevant).
3.2Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital or liquidity will result in an increase in the cost to such Lender of maintaining its Loans or its obligation to make Loans hereunder, then, within 30 days after receipt by the Borrower of written demand by such Lender pursuant to Section 3.6, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity) as such amount is reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.2 after consideration of such factors as such Lender then reasonably determines to be relevant). “Change” means any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law, but excluding those that are merely proposed and not in effect) after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender) and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender (provided, however, that notwithstanding anything herein to the contrary, except to the extent they are merely proposed and not in effect, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith by any Governmental Authority charged with the interpretation or application thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted or issued to the extent having general applicability to all banks (or a Lender’s holding company or applicable Lending Installation for purposes of this Agreement) within the jurisdiction in which the applicable Lender (or its holding company or such Lending Installation) operates).
3.3 Availability of Types of Advances.
(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.3, if:
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent demonstrable error) (A) prior to the commencement of any Interest Period for a Term Benchmark Rate Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Relevant Screen Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Adjusted Daily Simple RFR; or
(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Rate Advance, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for such Interest Period or (B) at any time, the Adjusted Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance;
then the Administrative Agent shall give notice (in reasonable detail) thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given by the Administrative Agent promptly after such circumstances cease to exist), with respect to the relevant Benchmark and (y) the Borrower delivers a new Conversion/Continuation Notice in accordance with the terms of this Agreement or a new Borrowing Notice in accordance with the terms of this Agreement, (1) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Rate Advance and any Borrowing Notice that requests a Term Benchmark Rate Advance shall instead be deemed to be an Conversion/Continuation Notice or a Borrowing Notice, as applicable, for (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not also the subject of Section 3.3(a)(i) or (ii) above or (y) a Base Rate Advance if the Adjusted Daily Simple RFR for Dollar Advances also is the subject of Section 3.3(a)(i) or (ii) above and (2) any Borrowing Notice that requests an RFR Advance shall instead be deemed to be a Borrowing Notice, as applicable, for a Base Rate Advance; provided that if the circumstances giving rise to such notice affect only one Type of Advance, then all other Types of Advances shall be permitted. Furthermore, if any Term Benchmark Rate Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Rate Loan or RFR Loan, then until (x) the Administrative Agent notifies Harley and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark (which notice shall be given by the Administrative Agent promptly after such circumstances cease to exist), and (y) the Borrower delivers a new Conversion/Continuation Notice in accordance with the terms of this Agreement or a new Borrowing Notice in accordance with the terms this Agreement, (1) any Term Benchmark Rate Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not also the subject of Section 3.3(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Advances also is the subject of Section 3.3(a)(i) or (ii) above, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and Harley without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d) The Administrative Agent will promptly notify Harley and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Except as expressly provided in this Agreement, any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent demonstrable error and may be made in its or their sole reasonable good faith discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3.
(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service commonly used in the banking industry for such purpose that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and consistent with such selection generally under other substantially similar syndicated credit facilities for which it acts as the administrative agent or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon Harley’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Rate Advance or conversion to or continuation of Term Benchmark Rate Loans to be made, converted or continued or (ii) an RFR Advance or conversion to RFR Loans during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Rate Advance or RFR Advance, as applicable, denominated in Dollars into a request for an Advance of or conversion to (A) solely with respect to any such request for a Term Benchmark Rate Advance, an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar denominated Advances is not the subject of a Benchmark Transition Event or (B) a Base Rate Advance if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Rate Loan or RFR Loan is outstanding on the date of Harley’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Rate Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.3, (1) any Term Benchmark Rate Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Advance denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Advances is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Advances is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.
3.4Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, assignment (to the extent such assignment is effected pursuant to Section 3.8) or otherwise, or a Fixed Rate Advance is not made or continued on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower agrees to indemnify each Lender for any loss or cost (including lost profits) incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.
3.5Taxes. (i) Unless such deduction is required by applicable law, all payments by the Borrower or any Guarantor to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower or any Guarantor or the Administrative Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then, except as otherwise specifically provided in this Section 3.5, (a) the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or Guarantor, as applicable, shall make such deductions, (c) the Borrower or Guarantor, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower or Guarantor, as applicable, shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.
(ii)In addition, except as otherwise specifically provided in this Section 3.5, the Borrower and each Guarantor hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder by the Borrower or relevant Guarantor to the relevant Lender, or under any Note (but excluding any such taxes, charges or levies in respect of any assignment, sale or transfer or participation by any Lender or the Administrative Agent and excluding Excluded Taxes) or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).
(iii)The Borrower and each Guarantor hereby agree to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the Borrower and each Guarantor shall not be required to so indemnify to the extent any relevant amount is actually compensated for under any other provision of this Agreement. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 3.6.
(iv)At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Term Lender, such Lender to the extent it is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will deliver to each of Harley, each Guarantor and the Administrative Agent (1) two duly completed copies of IRS Form W-8BEN, IRS Form W-8BEN-E or W-8ECI, as applicable, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (2) in the case of a Non-U.S. Lender that is fiscally transparent, a copy of IRS Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax (such certificate, an “Exemption Certificate”). Each Non-U.S. Lender further undertakes to deliver to each of Harley, the Guarantors and the Administrative Agent (i) two renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Harley, any Guarantor or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender immediately advises Harley, the Guarantors and the Administrative Agent in writing that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(v)Except as provided in clause (xii) below, for any period during which a Non-U.S. Lender has failed to provide Harley or the Guarantors with an appropriate form or Exemption Certificate pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form or Exemption Certificate originally was required to be provided), such Non-U.S. Lender shall not be entitled to additional amounts or indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form or Exemption Certificate required under clause (iv), above, Harley or the Guarantors shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(vi)If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Harley and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Harley, the Guarantors or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Harley, the Guarantors or the Administrative Agent as may be necessary for Harley, the Guarantors and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(vii)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13.2(D) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (vii).
(viii)[Reserved]
(ix)[Reserved].
(x)[Reserved].
(xi)If the Borrower or a Guarantor pays an amount under this Section 3.5, or is required to make a deduction or withholding in relation to a payment hereunder or under any Note and account for the same to the relevant tax authority, which gives or may give rise to a Tax Credit for the recipient of that payment (the “Recipient”), the Recipient shall, promptly upon utilisation or receipt of such Tax Credit, pay an amount to the Borrower or the relevant Guarantor which will leave it (after that payment) in the same after-Tax position as it would have been in had the original amount paid under this Section 3.5 (or withheld or deducted pursuant to applicable law) not been required to have been made, withheld or deducted; provided that nothing in this clause (xi) shall require any Lender to make available its tax return (or any other information relating to its taxes which it deems confidential).
(xii)If (i) a Lender or the Administrative Agent assigns, transfers or sells all or any portion of its rights and/or delegates all or any portion of its obligations under this Agreement and the other Loan Documents or changes its Lending Installation for the purposes of this Agreement, and (ii) as a direct result of circumstances existing at the date of the assignment, transfer, sale, delegation or change, the Borrower or any Guarantor would be obliged to pay any incremental amount under this Section 3.5, then the transferee or Lender acting through its new Lending Installation shall only be entitled to receive payment under this Section 3.5 to the same extent that the previous Lender or the Lender acting through its previous Lending Installation would have been entitled if no such transaction had taken place. If a Lender sells a participation in all or any part of its rights or obligations under this Agreement and the other Loan Documents, the participant shall only be entitled to receive payment under this Section 3.5 to the extent that the Lender selling the participation would have been entitled if no such participation had taken place.
3.6Mitigation; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower or the Guarantors to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not materially disadvantageous to such Lender. Each Lender requiring compensation pursuant to this Article III shall notify the Borrower and the Administrative Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation; provided that the Borrower or relevant Guarantor shall not be required to pay such amounts to the extent such amounts accrued prior to the date that is 90 days prior to the date of such notice and of such Lender’s claim for compensation therefor; provided further that, if the circumstances giving rise to such amounts are retroactive, then such 90-day period shall be extended to include the period of retroactive effect thereof. Any demand for compensation pursuant to this Article III shall be in writing and shall state the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the applicable fixed rate of interest with respect to such Loan, whether in fact that is the case or not. The obligations of the Borrower and the Guarantors under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
3.7[Intentionally Omitted].
3.8Replacement of Affected Lenders. (a) If any Lender (or any Participant holding interests in any Loan owing to such Lender or in any Term Loan Commitment of such Lender or in any other interest of such Lender under the Loan Documents) requests compensation under Section 3.1 or 3.2, or (b) if the Borrower is required to pay any additional amount pursuant to Section 3.5, or (c) if any Lender becomes a Defaulting Lender or (d) if any Lender (1) shall at any time have (or have a parent that has) a long-term credit rating of lower than BBB from S&P, lower than Baa2 from Moody’s or lower than the equivalent rating from any other nationally recognized statistical rating organization, or shall at any time not have a long-term credit rating from S&P, Moody’s or any other nationally recognized statistical rating organization (in each case under this clause (d)(1) regardless of whether any such circumstances existed at the time such Lender became a Lender), (2) is an Ineligible Institution, (3) enters into, or purports to enter into, an assignment or a participation with an Ineligible Institution in violation of this Agreement, (4) enters into, or purports to enter into, an assignment or a participation with a Sanctioned Person as assignee or participant, as applicable, thereunder or (5) has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur), then Harley may (with respect to the foregoing clause (d)(4), to the extent permitted by applicable law and regulation), at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) in the case of an assignment to an assignee which is not a Lender, Harley shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in the relevant Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Harley (in the case of all other amounts) and (iii) in the case of any such assignment arising under clause (d)(1) above, the assignee shall have a credit rating greater than or equal to BBB from S&P and/or greater than or equal to Baa2 from Moody’s. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an assignment and assumption executed by Harley, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an assignment and assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
3.9Removal of Lenders. (i) Notwithstanding any other provision of this Agreement to the contrary, if a Lender (or any Participant holding interests in any Loan owing to such Lender or in any Term Loan Commitment of such Lender or in any other interest of such Lender under the Loan Documents) (each, a “Demanding Lender”) demands any payment of any amount pursuant to this Article III and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Borrower generally is obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”), then Harley may terminate such Demanding Lender’s Term Loan Commitment hereunder, provided that (A) no Unmatured Default or Default shall have occurred and be continuing at the time of such Term Loan Commitment termination, (B) in the case of a Demanding Lender, Harley shall concurrently terminate the Term Loan Commitment of each other Lender that has made a demand for payment under this Article III that arises out of such Trigger Event and that is similarly disproportionate to the amount the Borrower is generally obligated to pay to other Lenders arising out of such Trigger Event, (C) the Administrative Agent and the Required Lenders shall have consented to each such Term Loan Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (D) such Demanding Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Borrower may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Term Loan Commitment that concurrently is being terminated under this Section 3.9(i))). In no event shall the termination of a Lender’s Term Loan Commitment in accordance with this Section 3.9(i) impair or otherwise affect the obligation of the Borrower to make any payment demanded by such Lender in accordance with this Article III. (ii) Notwithstanding any other provision of this Agreement to the contrary, if a Lender has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur) (each, a “Bail-In Lender”), then Harley may terminate such Bail-In Lender’s Term Loan Commitment hereunder, provided that (A) no Unmatured Default or Default shall have occurred and be continuing at the time of such Term Loan Commitment termination, (B) in the case of a Bail-In Lender, Harley shall concurrently terminate the Term Loan Commitment of each other Lender that is a Bail-In Lender at such time, (C) the Administrative Agent and the Required Lenders shall have consented to each such Term Loan Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (D) such Bail-In Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the Borrower may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Term Loan Commitment that concurrently is being terminated under this Section 3.9(ii))).
ARTICLE IV CONDITIONS PRECEDENT
4.1Closing Date. This Agreement shall not become effective unless (i) since December 31, 2024, no event, development or circumstance shall have occurred that has had a material adverse effect on the business, assets, operations or financial condition of Harley and its subsidiaries taken as a whole (excluding changes or effects in connection with specific events (and not general economic or industry conditions) applicable specifically to Harley and/or its Subsidiaries as disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date) and (ii) the Borrower shall have (a) paid all fees required to be paid, and all expenses required to be paid for which invoices have been presented at least one (1) Business Day in advance of the Closing Date, in connection with the execution of this Agreement (including, without limitation, the amounts due and payable by the Borrower under the Fee Letters on the Closing Date), (b) furnished to the Administrative Agent such documents as the Administrative Agent or any Lender or its counsel may have reasonably requested, including, without limitation, all of the documents reflected on the List of Closing Documents attached as Exhibit D to this Agreement, (c) obtained all governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of Harley and its Subsidiaries and such approvals remain in full force and effect, (d) delivered to the Lenders audited consolidated financial statements of Harley and its Subsidiaries (on a Consolidated basis) for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, and (e) (i) provided the documentation and other information relating to the Borrower to the Administrative Agent that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act, to the extent such information was reasonably requested by a Lender or the Administrative Agent at least ten (10) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Closing Date, provided a Beneficial Ownership Certification in relation to the Borrower to any Lender that has requested, in a written notice to Harley at least ten (10) days prior to the Closing Date, such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (e) shall be deemed to be satisfied). The Administrative Agent shall promptly notify Harley and the Lenders of the occurrence of the effectiveness of this Agreement, and such notice shall be conclusive and binding.
4.2Term Loan Funding Date. The obligations of the Term Lenders to make Term Loans on the Term Loan Funding Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.3):
4.2.1

(i) at the time of and immediately after giving effect to such Term Loans, no Default or Unmatured Default shall have occurred and be continuing; and
(ii) the representations and warranties contained in Article V are true and correct in all material respects as of the Term Loan Funding Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct as of such earlier date; provided, that the representations set forth in Sections 5.1.6 and 5.1.7 shall be deemed to be made only on and as of the Closing Date.
4.2.2 The Borrower shall have paid to the Administrative Agent all fees required to be paid, and all expenses required to be paid for which invoices have been presented at least one (1) Business Day in advance of the Term Loan Funding Date, in connection with the funding of the Term Loans (including, without limitation, the amounts due and payable by the Borrower under the Fee Letters on the Term Loan Funding Date).
The Borrowing Notice delivered by the Borrower in respect of the Term Loan Advances to be made on the Term Loan Funding Date shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1(i) and (ii) will have been satisfied as of the Term Loan Funding Date, and the Borrower shall deliver to the Administrative Agent a certificate, dated as of the Term Loan Funding Date, certifying as to the same.
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1Representations and Warranties. Each of the Companies represents and warrants to the Lenders and the Administrative Agent as follows as of the Closing Date and thereafter on each date as and to the extent required by Section 4.2:
5.1.1 Corporate Existence and Standing. Each of the Companies and each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
5.1.2 Corporate Power and Authority; No Conflict. The execution, delivery and performance by each of the Companies of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Company’s charter or by-laws or (ii) law or any indenture or other agreement evidencing debt for borrowed money in an outstanding principal balance in excess of $185,000,000 or any material contractual restriction binding on or affecting any Company.
5.1.3 No Authorization or Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required as a condition to the due execution, delivery and performance by the Companies of this Agreement or the other Loan Documents to be delivered by it.
5.1.4 Execution, Delivery and Enforceability. This Agreement has been, and each of the other Loan Documents to be delivered by each Company when delivered hereunder will have been, duly executed and delivered by such Company. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Company enforceable against such Company in accordance with their respective terms (subject to the effect of bankruptcy and other similar laws affecting creditors’ rights generally and general principles of equity).
5.1.5 Financial Statements. The Consolidated balance sheet of Harley and its Subsidiaries as at December 31, 2024, and the related Consolidated statements of income and cash flows of Harley and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial condition of Harley and its Subsidiaries as at such date and the Consolidated results of the operations of Harley and its Subsidiaries for the periods ended on such date, all in accordance with generally accepted accounting principles consistently applied.
5.1.6 Material Adverse Change. Since December 31, 2024, there has been no Material Adverse Change.
5.1.7 Litigation. There is no action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, pending or threatened in writing against Harley or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.
5.1.8 Regulations T, U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X issued by the Board), and no proceeds of any Advance will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock that entails a violation of any of the Regulations of the Board.
5.1.9 Investment Company Status. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.1.10 Anti-Corruption Laws and Sanctions. The Companies have implemented and maintain in effect policies and procedures designed to promote and achieve compliance by the Companies, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Companies, their Subsidiaries and their respective directors and officers and, to the knowledge of each Company, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects (it being understood that no Unmatured Default or Default shall be deemed to exist in respect of the representation and warranty in this sentence if it becomes inaccurate due to an assignment to, or participation to, a Lender or Participant, as the case may be, that is a Sanctioned Person). None of (a) any Company, any Subsidiary or to the knowledge of such Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each Company, any agent of such Company or any of its Subsidiaries that, in the case of any such director, officer, employee or agent (with respect to this clause (b)), will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Advance, use of proceeds of any Loan or Advance or other Transactions by the Companies and their Subsidiaries will violate Anti-Corruption Laws or applicable Sanctions.
5.1.11 Beneficial Ownership Certification. As of the Closing Date, to the best knowledge of Harley, the information included in the Beneficial Ownership Certifications provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.
ARTICLE VI COVENANTS
6.1Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Term Loan Commitment hereunder, each Company will:
6.1.1 Compliance with Laws, Etc. Comply, and cause each of its Material Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, in each case the violation of which would have a Material Adverse Effect. The Companies will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Companies, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects.
6.1.2 Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, all income and other taxes, assessments and governmental charges or levies imposed upon it or upon its Property; provided, however, that neither Harley nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment or charge (a) that is being contested in good faith and by proper actions and as to which appropriate reserves are being maintained in accordance with Agreement Accounting Principles or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
6.1.3 Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Harley or such Subsidiary operates (provided, however, that Harley and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which Harley or such Subsidiary operates and to the extent consistent with prudent business practice), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.4 Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that Harley and such Subsidiaries may consummate any transaction permitted under Section 6.2.3 and provided further that neither Harley nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.5 [Reserved].
6.1.6 [Reserved].
6.1.7 Maintenance of Properties, Etc. Maintain and preserve, and cause its Material Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.1.8 [Reserved].
6.1.9 Reporting Requirements. Furnish to the Administrative Agent for distribution to each Lender:
(a) as soon as available and in any event no later than the date which is the earlier of (i) sixty (60) days after the end of each of the first three quarters of each fiscal year of Harley and (ii) the date the Quarterly Report on Form 10-Q for such quarter of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, the Consolidated balance sheet of Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such quarter and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to the absence of footnotes and to year-end audit adjustments) by the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer or treasurer of Harley as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;
(b) as soon as available and in any event no later than the date which is the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of Harley and (ii) the date the Annual Report on Form 10-K for such fiscal year of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, a copy of the annual audit report for such year for Harley and its Subsidiaries, containing the Consolidated balance sheet of

Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such fiscal year and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for such fiscal year, and in each case accompanied by an opinion ((1) without a “going concern” or like qualification or like exception and (2) other than a qualification permitted by the Commission regarding the internal controls of a company acquired during such period pursuant to a material acquisition by Harley or any Subsidiary, without any qualification or exception as to the scope of such audit; provided that such opinion may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under Agreement Accounting Principles)) of Ernst & Young LLP or other independent public accountants of recognized national standing and certificates of the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;
(c) as soon as possible and in any event within five (5) Business Days after an executive officer of Harley knows or should have known of the occurrence of each Default or Unmatured Default continuing, a statement of the chief financial officer or treasurer of Harley setting forth details of such Default or Unmatured Default and the action that Harley has taken and proposes to take with respect thereto;
(d) promptly after the sending or filing thereof, copies of all reports that Harley sends to any of its securityholders as such, and copies of all reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) that Harley or any Subsidiary files with the Commission or any national securities exchange, excluding any of the foregoing to the extent related solely to a Permitted Finance Receivables Securitization (unless such report constitutes a notice of default or acceleration);
(e) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Harley or any of its Subsidiaries of the type described in Section 5.1.7(ii);
(f) from time to time such information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation;
(g) promptly after the occurrence thereof, notice to the applicable Lender of any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and
(h) such other information respecting Harley or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request (it being understood and agreed that neither Harley nor any of its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books or account or other matter (i) in respect of which disclosure to the Administrative Agent, any Lender or their representatives is then prohibited by applicable law or any agreement binding on Harley or its Subsidiaries; (ii) that is protected from disclosure by the attorney-client privilege or the attorney work product privilege or (iii) constitutes non-financial trade secrets or non-financial proprietary information).
Financial statements (other than the certificate of the chief financial officer or the treasurer) required to be delivered pursuant to clauses (a), (b) and (d) of this Section 6.1.9 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such financial statements are filed for public availability on the Commission’s Electronic Data Gathering and Retrieval System or (ii) Harley notifies (which may be by facsimile or electronic mail) the Administrative Agent that such financial statements have been posted at a site (the address of which shall be contained in such notice) on the world wide web, which site is accessible by a widely held nationally recognized web browser, from which such financial statements may be readily viewed and printed.
6.1.10 Use of Proceeds.
(a) The Borrower shall use the proceeds of the Loans to provide funds for the general corporate purposes of the Borrower and its Subsidiaries, including the repayment of Indebtedness.
(b) The Borrower will request any Loan or Advance, and the Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permissible for a Person required to comply with Sanctions, or (iii) in any other manner that would result in liability to the Administrative Agent or any Lender under any applicable Sanctions or a breach by the Administrative Agent or any Lender of Sanctions.
6.2Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Term Loan Commitment hereunder, each of the Companies will not:
6.2.1 [Reserved].
6.2.2 Liens, Etc. Create or suffer to exist, or permit any Material Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign for security purposes, or permit any Material Subsidiaries to assign for security purposes, any right to receive income, other than:
(a) Permitted Liens;
(b) purchase money Liens (including Liens securing Capitalized Lease Obligations) upon or in any real Property or goods acquired, constructed or held by any of the Companies or any Material Subsidiary in the ordinary course of business to secure the purchase price of such Property or goods or to secure Indebtedness and/or other obligations incurred solely for the purpose of financing the acquisition, construction, repair, replacement or improvement of such real Property or goods, or Liens existing on such real Property or goods at the time of its acquisition, construction, repair, replacement or improvement (other than any such Liens created in contemplation of such acquisition, construction, repair, replacement or improvement that were not incurred to finance the acquisition or construction of such Property) and extensions, renewals or replacements of any of the foregoing to the extent the principal amount secured is not increased; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real Property or goods being acquired or constructed (and related Property), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced (it being understood that individual financings permitted by this subsection provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted under this subsection); provided, further that such Lien attaches to such real Property or goods concurrently with or within 270 days after (i) the acquisition of such real Property or goods or (ii) the later of (x) the completion of such construction, repair, replacement or improvement of such real Property or goods and (y) the date of commencement of the commercial operation of such real Property or goods constructed, as applicable; provided, further that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (b) shall not exceed the cost of acquiring, constructing, repairing, replacing or improving such asset (for the purposes of this Section 6.2.2(b), “goods” has the meaning set forth in Section 9-102(44) of the Uniform Commercial Code as in effect in the State of New York);
(c) the Liens existing on the Closing Date and described on Schedule 6.2.2(c) hereto;
(d) Liens on (or assignments of) Property of a Person existing at the time such Person is merged into or consolidated with any of the Companies or any Material Subsidiary of any of the Companies or becomes a Material Subsidiary of any of the Companies or at the time any of the Companies or any Material Subsidiary of any of the Companies otherwise acquires such Property from such Person; provided that such Liens or assignments were not created in contemplation of such merger, consolidation or acquisition, or such Person becoming a Material Subsidiary, and do not extend to any assets other than those of the Person so merged into or consolidated with any of the Companies or such Subsidiary or acquired by any of the Companies or such Subsidiary or those of such Person becoming a Material Subsidiary;
(e) other Liens or assignments securing Indebtedness and other obligations in an aggregate principal amount not to exceed (A)  solely during the Additional Negative Covenant Period, $200,000,000, and (B) at any time that is not during the Additional Negative Covenant Period, the greater of (i) $600,000,000 and (ii) an amount equal to 6.0% of the Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien or the making of such assignment;
(f) Liens (A) consisting of sales, assignments, pledges or other transfers of Finance Receivables in connection with a Permitted Finance Receivables Securitization, and (B) on Finance Receivables and on any interest in Finance Receivables retained by Harley or any of its Subsidiaries (including a Finance Receivables Subsidiary), whether directly or through the ownership of a certificate or other interest in another Person, provided to secure Permitted Securitization Recourse Obligations of Harley or any of its Subsidiaries;
(g) the replacement, extension or renewal of any Lien or assignment permitted by clause (b), (c) or (d) above upon or in the same Property theretofore subject thereto or the replacement, extension or renewal (to the extent the principal amount secured is not increased) of the Indebtedness or other obligation secured thereby;
(h) Liens incurred in connection with sale and leaseback transactions securing assets or other Property with a value of not in excess of the greater of (i) $150,000,000 and (ii) an amount equal to 1.5% of Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien;
(i) Liens on proceeds of any of the assets permitted to be the subject of any Lien or assignment permitted by this Section 6.2.2;
(j) options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and other similar investments not prohibited by this Agreement, and Liens on equity interests of joint ventures securing obligations of such joint ventures; and
(k) Liens on assets in order to secure defeased, discharged and/or redeemed indebtedness.

6.2.3 Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (but excluding, for the avoidance of doubt, the following transactions: (w) any transfer of cash, cash equivalents or marketable securities in the ordinary course of business, (x) any issuance by a Person of its own equity interests, (y) any transfer for security purposes that is permitted by Section 6.2.2 and (z) any casualty loss, governmental taking or similar disposition) (whether in one transaction or in a series of related transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or of the Borrower and its Subsidiaries (taken as a whole) to, any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Subsidiary (other than any Company) may merge or consolidate with or into, or transfer, convey or dispose of assets to, any other Person so long as such transaction or series of related transactions does not result in the transfer, conveyance or other disposal of all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or of the Borrower and its Subsidiaries (taken as a whole), (ii) any of the Companies and any Material Subsidiary may merge into or transfer, convey or dispose of assets to any Person in a transaction in which a Company or a Material Subsidiary is the surviving or transferee entity (provided that any such transaction involving a Company must result in a Company as the surviving or transferee entity), (iii) Harley may merge into a wholly-owned Subsidiary that has no material assets or liabilities for the sole purpose of changing the state of incorporation of Harley if the surviving corporation shall expressly assume the liabilities of Harley under this Agreement and the other Loan Documents and (iv) any Guarantor may merge or consolidate with a Person (other than the Borrower) in a transaction in which such Guarantor is the surviving entity; provided, in each case, that no Unmatured Default shall have occurred and be continuing at the time of such proposed transaction or would result after giving effect thereto and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries in respect of dispositions of inventory, cash or obsolete, used or surplus equipment or other Property in the ordinary course of business or in respect of any Permitted Finance Receivables Securitization and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries from selling or disposing of any Property the contemplated disposition of which Harley has disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Closing Date.
6.2.4 Subsidiary Indebtedness. At any time during the Additional Negative Covenant Period, permit any Material Subsidiaries (excluding HDFS and its Subsidiaries) to create, incur, assume or suffer to exist any Indebtedness, except any one or more of the following types of Indebtedness:
(a) the Obligations and any other Indebtedness created under the Loan Documents;
(b) Indebtedness existing or contemplated on the Closing Date and set forth on Schedule 6.2.4(b) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type to the extent that such extension, renewal or replacement does not increase the principal amount thereof;
(c) Indebtedness of any Subsidiary of Harley incurred pursuant to any Permitted Finance Receivables Securitization (including, without limitation, any Permitted Securitization Recourse Obligations);
(d) Indebtedness of any Subsidiary of Harley to any Company or any other Subsidiary of Harley;
(e) Indebtedness subject to a Lien permitted to secure such Indebtedness pursuant to Section 6.2.2;
(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;
(g) guarantees in respect of Indebtedness of Harley or any Subsidiary of Harley that is otherwise permitted hereunder;

(h) Indebtedness arising under Capitalized Leases and purchase money obligations, in each case to finance the purchase, repair or improvement of fixed or capital assets, and extensions, renewals and replacements thereof, provided that any Lien in respect thereof shall be subject to the proviso in Section 6.2.2(b);
(i) Indebtedness assumed in connection with any acquisition not prohibited under this Agreement (or, to the extent the principal amount thereof does not exceed the Indebtedness refinanced or replaced, Indebtedness incurred to refinance or replace any Indebtedness that would otherwise be assumed in connection with such an acquisition, but otherwise excluding Indebtedness incurred in contemplation of such an acquisition) and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type to the extent that such extension, renewal or replacement does not increase the principal amount thereof;
(j) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;
(k) Indebtedness consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of equity interests to the extent not prohibited by Section 6.2.5;
(l) Indebtedness incurred in connection with acquisitions or dispositions not prohibited under this Agreement constituting indemnification obligations or the adjustment of the purchase price or similar adjustments;
(m) Indebtedness under deferred compensation, retiree healthcare medical benefits or other similar employment arrangements incurred in connection with acquisitions or dispositions not prohibited under this Agreement;
(n) Indebtedness incurred in respect of cash management services, netting services, overdraft protection (so long as such overdraft is not outstanding for a period of more than two (2) Business Days) and similar arrangements, in each case in the ordinary course of business;
(o) Indebtedness consisting of take-or-pay obligations contained in supply or similar arrangements in the ordinary course of business;
(p) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;
(q) obligations in respect of performance and surety, stay, customs, appeal and performance bonds and performance and completion guarantees or obligations in respect of letters of credit in respect thereof, in each case in the ordinary course of business;
(r) Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;
(s) Subordinated Indebtedness and Subordinated Intercompany Indebtedness; and

(t) unsecured Indebtedness not otherwise permitted under this Section 6.2.4 in an aggregate principal amount not exceeding $200,000,000 at any time outstanding.
6.2.5 Restricted Payments. At any time during the Additional Negative Covenant Period, declare or make, or agree to pay or make, or permit any of its Material Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) Harley may declare and pay dividends with respect to its Voting Stock payable solely in additional shares of its common stock, (b) Subsidiaries of Harley may declare and pay dividends ratably with respect to their Voting Stock, (c) the Companies may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Harley and its Subsidiaries, (d) Harley may declare and pay regularly scheduled ordinary dividends not in excess of $125,000,000 during any calendar year, (e) Harley may make share buybacks in respect of its common equity interests not in excess of $250,000,000 during any calendar year and (f) Harley and its Subsidiaries may make any other Restricted Payment so long as no Unmatured Default or Default has occurred and is continuing when such Restricted Payment is declared or would arise upon giving effect thereto (including pro forma effect thereto) and the aggregate amount of all such Restricted Payments during any fiscal year of Harley does not exceed $25,000,000. Notwithstanding anything in this Agreement to the contrary, the foregoing restrictions in Section 6.2.5(f) will not prohibit any Restricted Payment within sixty (60) days after the date of declaration thereof or the giving of notice with respect thereto, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment would have complied with the provisions of such Section 6.2.5(f) (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).
6.2.6 Margin Regulations. Permit more than 25% of the “value” (within the meaning of Regulation U issued by the Board) of the assets of Harley and its Subsidiaries, both before and after giving effect to any Advance hereunder, to constitute “margin stock” as defined in Regulations T, U and X issued by the Board.
6.3Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Term Loan Commitment hereunder, the Companies shall comply with the following:
(A) Defined Terms for Financial Covenants. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):
“Consolidated Equity” means and refers to, as of the end of any period of determination, the sum, without duplication, of (i) consolidated shareholders’ equity of HDFS, (ii) preferred stock and (iii) Subordinated Indebtedness.
“Consolidated Finco Debt” means, at any time, all Indebtedness for borrowed money of HDFS and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of HDFS in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts (i) Subordinated Indebtedness, (ii) Subordinated Intercompany Indebtedness and (iii) Indebtedness for borrowed money in respect of Permitted Finance Receivables Securitizations to the extent such obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with Agreement Accounting Principles; provided that the aggregate outstanding credit enhancements in the form of cash or letter(s) of credit provided by HDFS or any of its Subsidiaries (other than any structured bankruptcy-remote Subsidiary of HDFS) in excess of 10% of the aggregate outstanding Indebtedness for borrowed money and owner trust certificates (however classified) incurred in connection with such Permitted Finance Receivables Securitizations shall not be excluded from Consolidated Finco Debt pursuant to this clause (iii).

“Consolidated Opco Debt” means, at any time, all Indebtedness for borrowed money of Harley and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of Harley in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts any Indebtedness of HDFS and its Consolidated Subsidiaries.
“Consolidated Shareholders’ Equity” means, as of the end of any fiscal quarter, the consolidated shareholders’ equity of Harley at the end of such fiscal quarter of Harley (determined by reference to the financial statements of Harley delivered with respect to such fiscal quarter pursuant to Section 6.1.9(a) or 6.1.9(b)), determined on a Consolidated basis in accordance with Agreement Accounting Principles.
“Finco Leverage Ratio” means the ratio of (a) Consolidated Finco Debt to (b) the sum of (i) Consolidated Equity plus (ii) the allowance for credit losses on finance receivables of HDFS determined on a consolidated basis; provided, further, that, at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Indebtedness as set forth in the definition of “Acquisition Indebtedness”)), any Acquisition Indebtedness (and the proceeds of such Indebtedness) shall be excluded from the determination of the Finco Leverage Ratio.
“Opco Leverage Ratio” means the ratio of (a) Consolidated Opco Debt to (b) the sum of (i) Consolidated Opco Debt plus (ii) Consolidated Shareholders’ Equity; provided, further, that, at any time after the definitive agreement for any Material Acquisition shall have been executed (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Indebtedness as set forth in the definition of “Acquisition Indebtedness”)), any Acquisition Indebtedness (and the proceeds of such Indebtedness) shall be excluded from the determination of the Opco Leverage Ratio.
“Subordinated Indebtedness” means Indebtedness of Harley or its Subsidiaries, whether direct or indirect, to non-affiliated Persons which is subordinated to the Obligations on a basis acceptable to the Administrative Agent.
(B) Maximum Finco Leverage Ratio. The Companies shall not permit the Finco Leverage Ratio, as of the end of any fiscal quarter, to exceed 10.00 to 1.00.
(C) Maximum Opco Leverage Ratio. The Companies shall not permit the Opco Leverage Ratio, as of the end of any fiscal quarter, to exceed 0.70 to 1.00.
ARTICLE VII DEFAULTS
7.1Defaults. Each of the following occurrences shall constitute a Default under this Agreement:
(a) Failure to Make Payments When Due. The Borrower (i) shall fail to pay any principal of any Advance when the same becomes due and payable or (ii) shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any other Loan Document within five (5) Business Days after the same becomes due and payable.
(b) Breach of Representation or Warranty. Any representation or warranty made by any Company herein or by any Company (or any of their respective officers) in any Loan Document or in any certificate, financial statement or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made.
(c) Breach of Certain Covenants. (i) Any of the Companies shall fail to perform or observe any term, covenant or agreement under Section 6.1.4, 6.1.9(c), 6.1.9(e), 6.1.10(b), 6.2, or 6.3 or (ii) any of the Companies shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the applicable Company by the Administrative Agent or any Lender.
(d) Default as to Other Indebtedness. (i) The Borrower or any Material Subsidiary shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness owed to the Borrower or any Material Subsidiaries) that is outstanding in a principal or net amount of at least $185,000,000 in the aggregate (but excluding (1) Indebtedness outstanding hereunder and (2) Indebtedness under a Permitted Finance Receivables Securitization) of the Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) the occurrence of any “Default” under (and as defined in) the Existing Credit Agreement; (iii) the occurrence of any “Default” under (and as defined in) the Existing 5-Year Credit Agreement or (iv) or any event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness (including, for the avoidance of doubt, such Indebtedness under a Permitted Finance Receivables Securitization to the extent such Indebtedness appears as a liability or indebtedness on the balance sheet of the Borrower or any Material Subsidiary in accordance with Agreement Accounting Principles – “Balance Sheet ABS Debt”) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause such Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity date (other than by a regularly scheduled required prepayment or redemption); or any such Indebtedness (including Balance Sheet ABS Debt) shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness (including Balance Sheet ABS Debt) shall be required to be made, in each case prior to the stated maturity thereof. Notwithstanding the foregoing, none of the following events shall constitute a Default under this clause (d) unless such event results in the acceleration of other Indebtedness of the Borrower or any Material Subsidiary in an aggregate principal amount of more than $185,000,000: (1) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or a casualty or similar event, (2) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (3) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (4) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Indebtedness of an acquired business, (5) prepayments required by the terms of debt as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for taxes, increased costs, capital adequacy and other similar customary requirements or (6) any voluntary prepayment, redemption or other satisfaction of debt that becomes mandatory in accordance with the terms of such debt solely as the result of the company or applicable subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction.
(e) Bankruptcy Events, Etc. The Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its Property) shall occur; or the Borrower or any such Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 7.1(e).
(f) Monetary Judgments. Judgments or orders for the payment of money in excess of $185,000,000 in the aggregate shall be rendered against the Borrower or any Material Subsidiary with respect to which (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be a Default or included in the calculation of the aggregate amount of judgments or orders under this Section 7.1(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.
(g) Non-Monetary Judgments. Any non-monetary judgment or order shall be rendered against the Borrower or any Material Subsidiary that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
(h) Change of Control. A Change of Control shall occur.
(i) ERISA. (i) The occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Harley or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, and in each such case under this Section 7.1(i) such event or circumstance has occurred or could reasonably be expected to result in a Material Adverse Effect.
(j) Guaranty Default. Unless a Guarantor has merged or consolidated with another Company as permitted under Section 6.2.3, any Guarantor shall terminate, revoke, refuse to perform or otherwise breach any of its guaranty and other obligations contained in Article XII, or such guaranty shall otherwise become unenforceable for any reason.
A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 8.3.

ARTICLE VIII ACCELERATION, DEFAULTING LENDERS; WAIVERS,
AMENDMENTS AND REMEDIES
8.1Remedies.
(a) Termination of Term Loan Commitments; Acceleration. If any Default described in Section 7.1(e) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Required Lenders may (i) terminate the obligations of the Lenders to make Loans hereunder or (ii) declare the Obligations to be due and payable, or both, and upon any declaration under clause (ii), the Term Loan Commitments shall terminate and the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.
(b) Rescission. If, at any time after termination of the Lenders’ obligations to make Loans but before acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Defaults and Unmatured Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 8.3, then upon the written consent of the Required Lenders and written notice to Harley, the termination of Lenders’ respective obligations to make Loans or the aforesaid acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or Unmatured Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any termination of the aforesaid obligations of the Lenders or any acceleration hereunder, even if the conditions set forth herein are met.
8.2Defaulting Lender. In the event that any Lender fails to fund its Pro Rata Share of any Term Loan Advance requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”) or any Lender otherwise becomes a Defaulting Lender, until the earlier of such Lender’s cure of such failure and the termination of the Term Loan Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent (“Cure Loans”) on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:
(i) the foregoing provisions of this Section 8.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.8;
(ii) any Defaulting Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Term Loan Advance at such time as an amount equal to such Defaulting Lender’s original Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrower, whether made by such Defaulting Lender itself or by operation of the terms of this Section 8.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii) amounts advanced to the Borrower to cure, in full or in part, any such Defaulting Lender’s failure to fund its Pro Rata Share of any Term Loan Advance shall bear interest at the rate applicable to Term Loans which are Base Rate Loans, in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;
(iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans;
(v) for so long as and until the earlier of any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender and the termination of the Term Loan Commitments, the term “Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Defaulting Lenders) whose Pro Rata Shares represent greater than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and
(vi) for so long as and until any such Defaulting Lender’s cure of all matters that caused such Lender to be a Defaulting Lender, such Defaulting Lender shall not be entitled to any fees, and no fees shall accrue, with respect to its Term Loan Commitment.
8.3Amendments. Except as provided in Section 3.3(b) and (c), subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of (1) with respect to clauses (iii), (iv), (v), (vi), (vii) and (ix) below, each Lender directly affected thereby or (2) with respect to clauses (i), (ii) and (viii) below, each Lender directly and adversely affected thereby:
(i) postpone or extend the Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to such Lender (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof) or postpone the scheduled date of expiration of any Term Loan Commitment of such Lender; provided, that, notwithstanding anything to contrary in this Section 8.3 or elsewhere in this Agreement, any amendment or modification to Section 2.3(B) hereof shall only require the consent of the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders);
(ii) reduce the principal amount of any Loans, or reduce the rate or amount of or extend the time of payment of interest or fees thereon or other amounts payable hereunder (except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof); provided, that, notwithstanding anything to contrary in this Section 8.3 or elsewhere in this Agreement, any amendment or modification to Section 2.3(B) hereof shall only require the consent of the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders);
(iii) reduce the percentage specified in the definition of Required Lenders or any other provision hereof specifying the percentage or number of Lenders specified to be the applicable percentage or number in this Agreement to act on specified matters or amend the definitions of “Required Lenders” or “Pro Rata Share”;

(iv) increase the amount of the Term Loan Commitment of any Term Lender or increase any Lender’s Pro Rata Share, it being understood that an amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment, Unmatured Default or Default shall not constitute an increase in the Term Loan Commitment of any Term Lender;
(v) permit the Borrower to assign its rights under this Agreement;
(vi) [reserved];
(vii) release any Guarantor other than in accordance with the terms of the Loan Documents;
(viii) alter the manner in which payments or prepayments of principal, interest or other amounts under the Loan Documents shall be applied as among the Lenders;
(ix) amend this Section 8.3;
provided that no consent of any Defaulting Lender shall be required pursuant to clause (iii) or (viii) above as to any modification that does not adversely affect such Defaulting Lender in a non-ratable manner.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders or the Borrower.
If, in connection with any proposed amendment, waiver or consent requiring the consent of “the Lenders”, “each Lender” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Harley may (at its sole cost and expense) elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to Harley and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an assignment and assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 13.3(A), and with Harley or such replacement Lender paying the $3,500 processing fee required in Section 13.3(B) and (ii) Harley shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.1, 3.2 and 3.5, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an assignment and assumption executed by Harley, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an assignment and assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything herein to the contrary, as to any amendment or amendment and restatement otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment or amendment and restatement, would have no Term Loan Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
Notwithstanding anything herein to the contrary, if the Administrative Agent and Harley acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and Harley shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
8.4Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.
ARTICLE IX GENERAL PROVISIONS
9.1Survival of Representations. All representations and warranties of the relevant Companies contained in this Agreement shall survive delivery of any Notes and the making of the Loans herein contemplated.
9.2Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Companies, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Companies, the Administrative Agent and the Lenders relating to the subject matter thereof.
9.5Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other. The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
9.6Expenses; Indemnification.
(A) Expenses. The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by such Persons in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrower also agree to reimburse the Administrative Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for each such Person, which attorneys and paralegals may be employees of such Persons) paid or incurred by each such Person in connection with the collection of the Obligations and enforcement of the Loan Documents; provided that the Borrower shall not be obligated to so reimburse for more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Administrative Agent and more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Lenders in connection with such collection or enforcement.
(B) Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Administrative Agent, the Arranger, each and all of the Lenders, and each of their respective Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:
(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans hereunder, the management of such Loans or the use or intended use of the proceeds of the Loans; or
(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Law arising from or in connection with the past, present or future operations of the Companies, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective Property of the Companies or their Subsidiaries, the presence of asbestos-containing materials at any respective Property of the Companies or their Subsidiaries or the Release or threatened Release of any contaminant into the environment (collectively, the “Indemnified Matters”);
provided, however, the Borrower shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused solely by or resulting solely from the bad faith, willful misconduct or gross negligence of such Indemnitee or such Indemnitee’s material breach of its obligations under this Agreement, in each case as determined by the final non-appealable judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.
(A) Waiver of Certain Claims. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any of the Administrative Agent, the Arranger, each and all of the Lenders, and each of their respective Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) (each such Person being called a “Lender-Related Person”) (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), other than for direct or actual damages determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Lender-Related Person or such Lender-Related Person’s material breach of its obligations under this Agreement or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(B) Settlement of Claims. No settlement shall be entered into by any Company or any of their Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transaction evidenced by this Agreement or the other Loan Documents (whether or not the Administrative Agent, any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.
(C) Survival of Agreements. The obligations and agreements of the Companies under this Section 9.6 shall survive the termination of this Agreement. Any demand for payment pursuant to this Section 9.6 shall be accompanied by a statement setting forth such amounts due in reasonable detail.
9.7Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the relevant Lenders.
9.8Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Harley or any Subsidiary of Harley at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for purposes of calculating shareholders’ equity, by excluding all accumulated other comprehensive income (or loss) as shown on the most recent Consolidated balance sheet of Harley or HDFS, as applicable, delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5. Notwithstanding any other provision of this Agreement to the contrary, except for the purpose of preparing financial statements in accordance with Agreement Accounting Principles, the determination of whether a lease constitutes a capital or finance lease, on the one hand, or an operating lease, on the other hand, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder as a finance lease and/or recognized as interest expense under a finance lease, shall be determined by reference to Agreement Accounting Principles as in effect on the Closing Date.
9.9Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.10Nonliability of Lenders. The relationship among the Companies and the Credit Parties shall be solely that of borrower or guarantor and lender. No Credit Party shall have any fiduciary responsibilities to any of the Companies. No Credit Party undertakes any responsibility to any of the Companies to review or inform any of the Companies of any matter in connection with any phase of any of the Companies’ business or operations. Each Company further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Company, its Subsidiaries and other companies with which such Company or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, each Company acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Company or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Company by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Company in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Company also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Company or any of its Subsidiaries, confidential information obtained from other companies.
9.11CHOICE OF LAW AND SUBMISSION TO JURISDICTION. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO BANKS. EACH COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

9.12WAIVER OF JURY TRIAL. EACH OF THE COMPANIES, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
9.13No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the other Loan Documents.
9.14USA PATRIOT ACT. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the requirements of the Beneficial Ownership Regulation hereby notifies each Company that pursuant to the requirements of the Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Company, which information includes the name and address of such Company and other information that will allow such Lender to identify such Company in accordance with the Act and the Beneficial Ownership Regulation. Each Company shall, promptly following a request by the Administrative Agent (including any such request on behalf of any Lender), provide all documentation and other information that the Administrative Agent (or such Lender) reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.
9.15Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Article XIV.
9.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(A) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(B) the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify Harley and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).
9.17Certain Calculations. No Unmatured Default or Default shall arise as a result of any limitation or threshold set forth in Dollars in Sections 6.2 and 6.3 and Article VII under this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of Harley immediately preceding the fiscal quarter of Harley in which such transaction requiring a determination occurs.
9.18Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.3(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability ((other than, for the avoidance of doubt, in each case with respect to its obligation to apply the definition of such rate in accordance with its terms and comply with its obligations in Article II (including Section 3.3) of this Agreement)). The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services commonly used in the banking industry for such purpose in its reasonable good faith discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

9.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit

Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
9.20Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
ARTICLE X THE ADMINISTRATIVE AGENT
10.1Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is appointed by the Lenders (each reference in this Article X to a Lender being in its capacity as a Lender) as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent”, it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Administrative Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Companies.
10.2Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Administrative Agent. Without limiting the foregoing, the Administrative Agent hereby agrees to provide the notice contemplated by Section 7.1(b) if so requested by the Required Lenders.

10.3General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any of the Lenders for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from (i) the gross negligence or willful misconduct of such Person or (ii) breach of contract by such Person with respect to the Loan Documents.
10.4No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent on the Closing Date pursuant to Section 4.1); (iv) the existence or possible existence of any Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) or the transactions contemplated thereby, or for the financial condition of Harley, any guarantor of any or all of the Obligations, any Company or any of their Subsidiaries.
10.5Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (except with respect to actions that require the consent of all of the Lenders as provided in Section 8.3), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6Employment of the Administrative Agent and Counsel. The Administrative Agent may execute any of its duties hereunder and under any other Loan Document by or through employees, agents, affiliates and attorneys-in-fact, and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement among the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
10.7Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
10.8The Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (determined at the time such indemnity is sought) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement or indemnification by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders in connection with the preparation, execution, delivery, administration, distribution (including via the internet) and enforcement of the Loan Documents, including as a result of a dispute among the Lenders or between any Lender and the Administrative Agent, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, including as a result of a dispute among the Lenders or between any Lender and the Administrative Agent; provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the gross negligence or willful misconduct of the Administrative Agent.
10.9Rights as a Lender. With respect to its Term Loan Commitment, Loans made by it and any Notes issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, as applicable, and the term “Lender” or “Lenders”, as applicable, shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Harley, any Company or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.
10.10Lender Credit Decision. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Companies, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Harley and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an assignment agreement or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
10.11Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Lenders, a successor Administrative Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Administrative Agent shall be subject to approval by Harley, which approval shall not be unreasonably withheld. Such successor Administrative Agent shall be a commercial bank (including a branch thereof) having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.
10.12Agents, Arrangers, Bookrunners, etc. None of the Lenders, if any, identified in this Agreement as an “agent” or “arranger” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.10.
10.13Certain ERISA Matters.
(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Companies, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Term Loan Commitments,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Companies, that none of the Administrative Agent, the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c) The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Term Loan Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, or the Term Loan Commitments for an amount less than the amount being paid for an interest in the Loans, or the Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
10.14Erroneous Payments.
(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Administrative Agent to any Lender under this Section 10.14 shall be conclusive, absent manifest error.
(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c) Each Company hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Company, except in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from a Company for the purpose of satisfying an Obligation.
(d) Each party’s obligations under this Section 10.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE XI SETOFF; RATABLE PAYMENTS
11.1Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to any Company (including all account balances, whether provisional or final and whether or not collected or available, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) may be offset and applied toward the payment of the Obligations owing to such Lender and the other Obligations, whether or not the Obligations, or any part hereof, shall then be due. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided further that any failure to give such notice shall not affect the validity of such offset and application under this Section 11.1.
11.2Ratable Payments. (a) If any Term Lender, whether by setoff or otherwise, has payment made to it upon its Term Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Term Lender, such Term Lender agrees, promptly upon demand, to purchase a portion of the Term Loans held by the other Term Lenders so that after such purchase each Term Lender will hold its ratable proportion of Term Loans. If any Term Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Term Lender agrees, promptly upon demand, to take such action necessary such that all Term Lenders share in the benefits of such collateral ratably in proportion to their Term Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII GUARANTEE
In order to induce the Lenders to extend credit hereunder, but subject to the provisions of the final paragraph of this Article XII, each Guarantor fully and unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, jointly with the other Guarantors and severally, the Obligations (including, without limitation, interest accruing hereunder after the commencement of any case under the Bankruptcy Code or any other bankruptcy-related rules or legislation in any country in which a Company is organized, whether or not allowed as a claim in such case). The obligations of the Guarantors under this Article XII are sometimes referred to as the “Guarantee”. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation.
Each Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantors hereunder shall not be affected by the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise, or, except as specifically provided therein, by any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any of the other Loan Documents or any other agreement.
Each Guarantor further agrees that its Guarantee hereunder constitutes a promise of payment when due and not merely of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any Lender in favor of the Borrower or any other person.
Each Guarantor agrees that its obligations under this Guarantee shall be unconditional, irrespective of:
(i) the validity, enforceability, avoidance, novation or subordination of any of the Obligations or any of the Loan Documents;
(ii) the absence of any attempt by, or on behalf of, any Lender or the Administrative Agent to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against the Borrower, any other guarantor of the Obligations or any other Person;
(iii) the election of any remedy by, or on behalf of, any Lender or the Administrative Agent with respect to all or any part of the Obligations;
(iv) the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, any Lender or the Administrative Agent with respect to any provision of any of the Loan Documents;
(v) the failure of the Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations;

(vi) the election by, or on behalf of, any one or more of the Lenders or the Administrative Agent in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”) or other bankruptcy-related rules or legislation in any country in which a Company is organized, of the application of Section 1111(b)(2) of the Bankruptcy Code;
(vii) any borrowing or grant of a security interest by any Company, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which the Borrower is organized;
(viii) the disallowance, under Section 502 of the Bankruptcy Code or any other bankruptcy-related rules or regulations in any country in which a Company is organized, of all or any portion of the claims of any of the Lenders or the Administrative Agent for repayment of all or any part of the Obligations; or
(ix) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower or any Guarantor.
The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. The Lenders, either themselves or acting through the Administrative Agent, are authorized, without notice or demand and without affecting the liability of any Guarantor hereunder, from time to time, (a) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of any of the Loan Documents; (b) to accept partial payments on all or any part of the Obligations; (c) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guarantee, or any other guaranties of all or any part of the Obligations, (d) to exchange, enforce, waive and release any such security or collateral; (e) to apply such security or collateral and direct the order or manner of sale thereof as in their discretion they may determine; (f) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guarantee, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty.
The Guarantors consent and agree that none of the Lenders nor the Administrative Agent nor any Person acting for or on behalf of the Lenders or the Administrative Agent shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Obligations. The Guarantors further agree that, to the extent that the Borrower, any Guarantor or any other guarantor of all or any part of the Obligations makes a payment or payments to any Lender or the Administrative Agent, or any Lender or the Administrative Agent receives any proceeds of collateral for all or any part of the Obligations, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Borrower, such Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Guarantors by virtue hereof, upon the failure of the Borrower to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash, the amount of such unpaid Obligations. The Guarantors further agree, jointly and severally, that if payment in respect of any of the Obligations owed to any Lender shall be due in a currency other than Dollars and/or at a place of payment other than as designated in this Agreement and if, by reason of any Change in Law (as defined in Section 3.1), disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the judgment of such Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Guarantors shall make payment of such Obligation in Dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in the applicable place designated in this Agreement, and shall indemnify such Lender against any losses or expenses that it shall sustain as a result of such alternative payment.
Until the Obligations have been paid in full in cash and the Termination Date shall have occurred, the Guarantors (i) shall have no right of subrogation with respect to such Obligations and (ii) waive any right to enforce any remedy which the Lenders or the Administrative Agent (or any of them) now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Lenders and the Administrative Agent (or any of them) to secure the payment or performance of all or any part of the Obligations or any other liability of the Borrower to the Lenders or the Administrative Agent (or any of them).
This Guarantee shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully paid (in cash) and discharged and this Agreement and all financing arrangements between the Borrower, the Administrative Agent and the Lenders pursuant to this Agreement shall have been terminated; provided that if a Guarantor is merged or consolidated with another Company pursuant to Section 6.2.3 or if the capital stock of a Guarantor is sold, transferred or otherwise disposed of in a transaction permitted pursuant to the terms of this Agreement (as in effect on the Closing Date), such Guarantor shall be released from its obligations under this Agreement without further action. If, notwithstanding the foregoing, the Guarantors (or any of them) shall have any right under applicable law to terminate or revoke this Guarantee, the Guarantors agree that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantors, is actually received by the Administrative Agent. Such notice shall not affect the right and power of any of the Lenders or the Administrative Agent to enforce rights arising prior to receipt thereof by the Administrative Agent. If any Lender grants loans or takes other action after a Guarantor terminates or revokes this Guarantee but before the Administrative Agent receives such written notice, the rights of such Lender with respect thereto shall be the same as if such termination or revocation had not occurred. The provisions of this Article XII shall remain in full force and effect, notwithstanding any termination of this Agreement, until the Obligations shall have been fully paid (in cash) and discharged.
ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Companies, the Lenders and the Administrative Agent and their respective successors and assigns, except that (i) the Companies shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding clause (ii) of this Section 13.1, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and any Notes to a Federal Reserve Bank or other central banking authority with authority over such Lender; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat any

Lender as the owner of the Loans for all purposes hereof unless and until such Lender complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any such assignee or transferee agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Loan, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Loan.
13.2Participations.
(A) Permitted Participants; Effect. Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) which is not an Ineligible Institution participating interests in any Loan owing to such Lender or any Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of all Loans for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents except that, for purposes of Article III hereof, the Participants shall be entitled to the same rights as if they were Lenders provided however that no Participant shall be entitled to receive any greater payment under Article III than the Lender would have been entitled to receive with respect to the rights participated.
(B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, other than any amendment, modification or waiver with respect to any Loan or Term Loan Commitment in which such Participant has an interest which involves an amendment, modification or waiver with respect to a matter which, if such Participant were a Lender hereunder, would require the consent of such Lender under clauses (i) through (viii) of Section 8.3 hereof.
(C) Benefit of Setoff. The Companies agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided that each Lender shall retain the right of setoff provided in Section 11.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of set off. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
(D) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in any Loan, Term Loan Commitment or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loan, Term Loan Commitment or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Term Loan Commitment or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

13.3Assignments.
(A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) which is not an Ineligible Institution all or a portion of its rights and obligations under this Agreement (including, without limitation, its Term Loan Commitment and all Loans owing to it) in accordance with the provisions of this Section 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the rights and obligations of any assigning Lender under this Agreement. Such assignment shall be substantially in the form of Exhibit C hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or, except for assignments to another Lender, an Affiliate thereof or an Approved Fund, involves loans and commitments in an aggregate amount of at least $2,000,000. Notice to the Administrative Agent shall be required prior to any assignment becoming effective and the consent of the Administrative Agent (which consent will not be unreasonably withheld, conditioned or delayed) shall be required prior to any assignment becoming effective with respect to a Purchaser which is not a Lender and the consent of Harley (which consent will not be unreasonably withheld, conditioned or delayed; provided that Harley shall be deemed to have consented to any such assignment (excluding, for the avoidance of doubt, any assignment or purported assignment to an Ineligible Institution) unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof from the Administrative Agent) shall be required prior to an assignment becoming effective unless (A) a Default under Section 7.1(a) or Section 7.1(e) shall have occurred and be continuing at such time or (B) the Purchaser is a Lender, an Affiliate thereof or an Approved Fund; provided that, notwithstanding the preceding clause (B), (1) the Purchaser with respect to any assignment that does not require Harley’s consent under the preceding clause (B) shall nevertheless provide written notice to Harley thereof prior to, or promptly after, such assignment and (2) the consent of Harley shall be required prior to any assignment resulting in the applicable Purchaser, collectively with its Affiliates and affiliated Approved Funds, holding Term Loan Commitments in an aggregate amount greater than 40% of the Aggregate Term Loan Commitment at such time (or, if the Term Loan Commitments shall have been terminated, such Purchaser, collectively with its Affiliates and affiliated Approved Funds, would hold Term Loans aggregating to more than 40% in principal amount of all outstanding Term Loans at such time). It is understood and agreed that it shall be reasonable for Harley to consider a proposed Purchaser’s right to require reimbursement for incremental increased costs pursuant to Article III when determining whether to consent to any applicable assignment.
(B) Effect; Effective Date. Subject to acceptance and recording thereof pursuant to clause (C) below, upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit C hereto (a “Notice of Assignment”), together with any consents required by Section 13.3(A) hereof, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Term Loan Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no consent or action by the Borrower or any of the Lenders and no further consent or action by the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Term Loan Commitment and Term Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the transferor Lender, the Administrative Agent and Harley shall, if requested by such transferor Lender or Purchaser, make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser.
(C) The Register. The Administrative Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 13.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Term

Loan Commitment of and principal amount (and stated interest) of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(D) Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless Harley has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any Purchaser or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such Purchaser or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by Harley of an assignment agreement with respect to such Purchaser will not by itself result in such Purchaser no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (D)(i) shall not be void, but the other provisions of this clause (D) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without Harley’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Harley may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.3), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by Harley, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders (or any of them) and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and Harley hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by Harley and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same. The DQ List shall be subject to the requirements of Section 13.4.
(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.
(E) Affected Financial Institutions. Notwithstanding anything to the contrary in this Section 13.3, or elsewhere in this Agreement, the consent of Harley shall be required (such consent not to be unreasonably withheld or delayed) for an assignment to an assignee that is an Affected Financial Institution unless a Default shall have occurred and be continuing at the time of such assignment.
13.4Confidentiality. (i) Subject to Section 13.5, the Administrative Agent and the Lenders shall hold confidential (A) all nonpublic information obtained pursuant to the requirements of this Agreement and (B) except as otherwise permitted by Harley, all information related to the Licensed Marks (as defined in Section 13.6)) and all other information which a reasonable person would deem to be confidential and/or proprietary in light of the nature of the information and the manner in which it was disclosed; provided that the Administrative Agent and the Lenders may each make disclosure (1) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential and the Administrative Agent and each Lender, as applicable, shall be responsible for breach by its respective affiliated Persons to which the Administrative Agent or such Lender made such disclosure), (2) to the extent requested by any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to this Agreement, (5) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (6) subject to a written agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on and subject to the terms of this clause (6)) or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (7) with the prior written consent of Harley, (8) to the extent such information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Companies, (9) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any such information relating to the Companies received by it from the Administrative Agent or any Lender, (10)

on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (11) of information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, after Harley has publicly disclosed this Agreement in a filing with the Commission (it being understood and agreed that Harley shall so disclose this Agreement in such a filing as and when required by applicable law). In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished by Harley, the Companies or any of their Subsidiaries; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of Harley or any Company in connection with this Agreement.
(ii)(A) To the extent that the Gramm-Leach-Bliley Act, Title V/Privacy (collectively with the related implementing regulations, the “GLBA”), shall be applicable to the transactions contemplated herein, each of the parties hereto agrees that (1) it shall use all non-public personal information obtained pursuant to the requirements of this Agreement solely for the purposes for which the information is disclosed or as otherwise permitted in conformance with the requirements of the GLBA and (2) it shall maintain the confidentiality of such information to the same extent as described in Section 13.4(i). This clause shall survive the termination of this Agreement.
(B)    In the event that the Administrative Agent or any Lender reasonably believes that any physical and/or electronic safeguards have been breached, and that non-public personal information has been obtained by persons and/or entities without authority to use or view such non-public personal information, the Administrative Agent or such Lender, as applicable, will notify HDFS and Harley, in writing, as soon as reasonably practicable. The Administrative Agent and each Lender shall also maintain commercially reasonable processes and procedures for the storage, retention, and disposal of documents and storage media containing nonpublic personal information. Nothing in this clause shall be construed to create any third-party beneficiary rights in any consumer or other holder of nonpublic personal information. This clause shall survive the termination of this Agreement.
(iii)Each of the parties hereto acknowledges that any breach of the aforesaid confidentiality obligations in this Section 13.4 is likely to cause or threaten irreparable harm to HDFS and Harley. Therefore, HDFS and Harley shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated herein will be construed to limit any other remedies available to the parties hereto. This section shall survive the termination of this Agreement.
For the avoidance of doubt, nothing in this Section 13.4 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 13.4 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
13.5Dissemination of Information. Each of the Companies authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Companies and their Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree in writing to preserve in accordance with Section 13.4 the confidentiality of any non-public information described therein.
13.6Non-Use of HDFS’ Licensed Marks. (i) HDFS, Harley and their affiliates have the right pursuant to licenses or otherwise to use certain trademark(s), logo(s), etc. relating to Harley-Davidson Motorcycles, HDFS and their affiliates (the “Licensed Marks”). Except as permitted by the following sentences, none of the Administrative Agent, the Lenders or their Affiliates are authorized to use such

Licensed Marks or Harley’s or HDFS’s (i) text name and logo(s) (together) and/or (ii) logo(s) on forms, in legal documents, in advertising, marketing materials, in press releases or any other document or material. In the event the Administrative Agent, any Lender or any of their Affiliates wish to use said Licensed Marks, such Person must obtain HDFS’s and Harley’s prior written approval, which said approval is at HDFS’s and Harley’s sole and absolute discretion and subject to subsequent periodic review of such use and to such reasonable specifications of HDFS and Harley to the extent such specifications are directly related to the legal maintenance, whether such is before or after lapse or termination of this Agreement. The Harley-Davidson and/or HDFS (i) text name, logo(s) and registered trademark(s) (together) and/or (ii) logo(s) and/or (iii) registered trademark(s) are not to be used by the Administrative Agent, any Lender or any of their Affiliates in any way before, during or after the term of this Agreement, unless prior written consent is obtained from HDFS and Harley. This section shall survive the termination of this Agreement.
(ii)    Each of the parties hereto acknowledges that any breach of the aforestated non-use obligations in this Section 13.6 is likely to cause or threaten irreparable harm to HDFS and Harley. Therefore, in the event of any such breach, HDFS and Harley shall be entitled to seek equitable relief to protect its interests, including but not limited to preliminary and permanent injunctive relief, as well as monetary damages. Nothing stated in this Section 13.6 shall be construed to limit any other remedies available to any party hereto.
ARTICLE XIV NOTICES
14.1Giving Notice. (a) Except as otherwise permitted by Article II with respect to Borrowing Notices and Section 6.1.9, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:
(i)    if to any Company, to it c/o Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, Attention: Lynda Johnson (Telephone No. 414-343-4723; email lynda.johnson@harley-davidson.com);
(ii)    if to the Administrative Agent, (A) in the case of borrowings, to JPMorgan Chase Bank, N.A. at the address, facsimile and email separately provided by the Administrative Agent to Harley for such purpose, (B) for all other notices, to JPMorgan Chase Bank, N.A., 8181 Communications Parkway, Plano, Texas 75024, Attention of Will Price (email will.price@jpmorgan.com) and (C) in the case of a notification of the DQ List, to JPMDQ_Contact@jpmorgan.com; and
(iii)    if to any Lender, to it at its address (or telecopy number or email) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Companies, the Lenders and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent and, in the case of notices and other communications to the Companies, by Harley; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Companies may, in their respective discretion, agree to accept notices and other communications to it or them hereunder by electronic communications pursuant to procedures approved by it or them; provided that approval of such procedures may be limited to particular notices or communications.
(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)    Any party hereto may change its address or telecopy number or email for notices and other communications hereunder by notice to the other parties hereto.
(e)    Posting of Communications.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Administrative Agent reasonably and in good faith to be its electronic transmission system and used by it for such purpose with respect to its credit facilities generally (the “Approved Electronic Platform”).
(ii)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution, other than risks arising from the gross negligence, bad faith or willful misconduct of any of the foregoing parties (as determined by a court of competent jurisdiction by a final and nonappealable judgment).
(iii)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR

ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY COMPANY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, OTHER THAN DIRECT ACTUAL DAMAGES ARISING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF ANY APPLICABLE PARTY (AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).
(iv)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
For the avoidance of doubt, nothing in this Section 14.1(e) shall affect any obligations arising under Section 13.4.
(f)    Borrower Communications.
(i)    The Administrative Agent and the Lenders agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(ii)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the

Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(iii)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
(iv)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(v)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
For the avoidance of doubt, nothing in this Section 14.1(f) shall affect any obligations arising under Section 13.4.
(g)    Reports Due on Non-Business Days. If any document, statement, notice or report hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date of required delivery shall be extended to the next succeeding Business Day.
14.2Change of Address. Any of the Companies, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto (or, in the case of any Lender, by notice in writing to Harley and the Administrative Agent).

ARTICLE XV COUNTERPARTS
15.1Counterparts; Effectiveness; Electronic Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 14.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, electronic deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it (it being understood and agreed that the Administrative Agent accepts, consents to and approves of transmission through electronic means of any Electronic Signature that is a reproduction of an image of an actual executed signature page); provided, further, without limiting the foregoing, (i) (a) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Company without further verification thereof (other than any Electronic Signature actually known by the Administrative Agent or such Lender, as applicable, to be unauthorized or otherwise invalid) and without any obligation to review the appearance or form of any such Electronic Signature and (b) each Company shall be entitled to rely on the Electronic Signatures of the Administrative Agent and each Lender purportedly given by or on behalf of the Administrative Agent or such Lender, as applicable, without further verification thereof (other than any Electronic Signature actually known by such Company to be unauthorized or otherwise invalid) and without any obligation to review the appearance or form of any such Electronic Signatures and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be followed, as soon as reasonably practicable, by a manually executed counterpart. Without limiting the generality of the foregoing, the Companies hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Companies, Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agree that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waive any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waive any claim against any Indemnitee for any Liabilities arising solely from the Administrative

Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature, other than any Liabilities (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of any Lender-Related Person or (y) that result from a claim brought by any Company and/or any Subsidiary thereof against any Lender-Related Person for material breach in bad faith of this Section 15.1 if such Company or such Subsidiary has obtained a final and nonappealable judgment by a court of competent jurisdiction in its favor on such claim.
[Remainder of This Page Intentionally Blank]

IN WITNESS WHEREOF, the Companies, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

HARLEY-DAVIDSON, INC., as the Borrower

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

HARLEY-DAVIDSON FINANCIAL SERVICES, INC., as a Guarantor

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC., as a Guarantor

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

HARLEY-DAVIDSON CREDIT CORP., as a Guarantor

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and as a Lender

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

[__________], as a Lender

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

[___________], as a Lender

By:_________________________________ Name: Title:

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

[OTHER LENDERS TO COME]

Signature Page to Term Loan Agreement
Harley-Davidson, Inc.

SCHEDULE I
FUNDING PROTOCOLS re: TERM LOANS

Harley-Davidson $450million Term Loan Facility

Location	Tenor	Notice to Ad Agent	Minimum Amounts Borrowing/Increments

Term Loans

Dollars		Delaware Loan & Agency
Base Rate	overnight	same day/3PM NYT	$5mm/500m
Term SOFR Rate	30, 90, 180	2 U.S. Government Securities Business Days/12 noon NYT	$5mm/500m